UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )
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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission
☒	Definitive Proxy Statement		only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NORTHEAST UTILITIES

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2009 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

On behalf of the Board of Trustees and the management of Northeast Utilities, it is my pleasure to invite you to attend the 2009 Annual Meeting of Shareholders of Northeast Utilities on Tuesday, May 12, 2009, at 10:30 a.m., at the Sheraton Springfield Monarch Place Hotel in Springfield, Massachusetts (directions are on the reverse side).

Information concerning the matters to be acted upon at the meeting is provided in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. In addition, our meeting agenda will include a discussion of the operations of the Northeast Utilities System companies and an opportunity for questions.

As we did last year, we are again taking advantage of the Securities and Exchange Commission rule that authorizes us to furnish proxy materials to our shareholders over the Internet. This process expedites the delivery of proxy materials and allows materials to remain easily accessible to our shareholders.

On March 30, 2009, we mailed to certain shareholders our Notice of Internet Availability of Proxy Materials, which contains instructions for our shareholders’ use of the Internet process, including how to access our 2009 Proxy Statement and our 2008 Annual Report and how to vote online. In addition, the Notice of Internet Availability of Proxy Materials contains instructions for shareholders to request paper copies of our 2009 Proxy Statement and 2008 Annual Report.

Whether or not you plan to attend the meeting, it is important that your shares be represented at the meeting. You may vote your shares over the Internet or by calling a toll-free telephone number. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained in the Notice of Internet Availability of Proxy Materials and the proxy materials.

On behalf of your Board of Trustees, I thank you for your continued support of Northeast Utilities.

Very truly yours,

CHARLES W. SHIVERY
Chairman of the Board, President and
Chief Executive Officer

March 30, 2009

Directions to:

Sheraton Springfield Monarch Place Hotel
One Monarch Place
Springfield, Massachusetts 01144

Phone: (413) 781-1010

General Directions

Directions from the North (Vermont, Maine, etc.)

Take I-91 South to Exit 7 (Springfield Center, Columbus Avenue).
Get in left hand lane. Go through the set of lights.
The parking garage entrance marked, “South 91 Garage” is on your left.
Park on Level 2 and take the skywalk entrance into the hotel.

Directions from the South (Connecticut, New York, etc.)

Take I-91 North (temporarily) to Exit 4 (East Columbus Avenue).
Continue on East Columbus Avenue to the fifth set of lights. The parking garage entrance marked, “South 91 Garage” is on your left.
Park on Level 2 and take the skywalk entrance into the hotel.

Directions from the West (Albany, Pittsfield, etc.)

Take Mass Pike (I-90) East to Exit 4 onto I-91 South.
From I-91 South, Take Exit 7 (Springfield Center, Columbus Avenue).
Get in left hand lane. Go through the set of lights.
The parking garage entrance marked, “South 91 Garage” is on your left.
Park on Level 2 and take the skywalk entrance into the hotel.

Directions from the East (Boston, Cape Cod, etc.)

Take Mass Pike (I-90) West to Exit 6. Turn left onto I-291 West to Exit 2B (Dwight Street). At the end of the ramp turn left.
At Harrison Avenue take a right (Civic Center Parking Garage will be in front of you). Go through the second set of lights and under the underpass.
Take a left onto W. Columbus Avenue. Stay in left hand lane. The parking garage entrance marked, “South 91 Garage” is on your left.
Park on Level 2 and take the skywalk entrance into the hotel.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 12, 2009

To the Shareholders of Northeast Utilities:

Notice is hereby given that the Annual Meeting of Shareholders of Northeast Utilities (NU or the Company) will be held on Tuesday, May 12, 2009, at 10:30 a.m., at the Sheraton Springfield Monarch Place Hotel, One Monarch Place, Springfield, Massachusetts 01144, for the following purposes:

1.	To elect twelve nominees as Trustees, the names of whom are set forth in the accompanying Proxy Statement, for the ensuing year;

2.	To ratify the selection of Deloitte & Touche LLP as independent auditors for 2009; and

3.	To transact any other business that may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 16, 2009 are entitled to receive notice of and to vote at the meeting or any adjournment thereof. You are cordially invited to be present at the meeting and to vote. Whether or not you plan to attend the meeting, please ensure your shares are represented by voting either through the Internet, by telephone or, if you received a paper copy of the proxy card by mail, by completing, signing, dating and returning it in the enclosed pre-addressed envelope, which requires no postage if mailed in the United States. You may revoke your proxy at any time before the vote is taken by delivering to our Assistant Secretary a revocation, a proxy bearing a later date (including by means of Internet or telephone vote) or by voting in person at the meeting.

By Order of the Board of Trustees,

SAMUEL K. LEE
Secretary and Deputy General Counsel

107 Selden Street
Berlin, Connecticut 06037

Mailing Address:
Post Office Box 270
Hartford, Connecticut 06141-0270

March 30, 2009

IMPORTANT

Whether or not you plan to attend the meeting, we urge you to vote your shares over the Internet or via the toll-free telephone number, as we describe in the accompanying materials and the Notice of Internet Availability of Proxy Materials. As an alternative, if you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. No postage is necessary if mailed in the United States. Voting over the Internet, via the toll-free telephone number or mailing a proxy card will not limit your right to vote in person or to attend the Annual Meeting.

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NORTHEAST UTILITIES 107 Selden Street Berlin, Connecticut 06037

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
May 12, 2009

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Trustees of Northeast Utilities for use at the Annual Meeting of Shareholders to be held on May 12, 2009 at 10:30 a.m., at the Sheraton Springfield Monarch Place Hotel, One Monarch Place, Springfield, Massachusetts 01144.

Under rules and regulations of the Securities and Exchange Commission, or SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record or beneficial owner of Northeast Utilities common shares (common shares), we have mailed a Notice of Internet Availability of Proxy Materials to each shareholder who holds fewer than 200 common shares and have made available to these shareholders our proxy materials, which include our Proxy Statement and Annual Report, over the Internet. Shareholders who received a Notice of Internet Availability of Proxy Materials by mail did not receive a printed copy of the proxy materials. However, these shareholders are entitled to request copies of these materials by following the instructions included in the Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials also includes instructions for accessing the proxy materials online and for voting common shares via telephone or the Internet.

We mailed the Notice of Internet Availability of Proxy Materials to shareholders on or about March 30, 2009.

If you hold common shares in your own name and not through a broker or another nominee, you may vote your common shares as follows:

•	Access the Internet website listed on the proxy card included with this Proxy Statement or appearing on the Notice of Internet Availability of Proxy Materials and vote online;

•	Call the toll-free telephone number listed on the proxy card included with this Proxy Statement or appearing on the Notice of Internet Availability of Proxy Materials;

•	If you received a printed copy of our proxy materials by mail, then complete, sign, date and mail the proxy card in the enclosed envelope; or

•	Attend the Annual Meeting and vote in person.

If your common shares are held by a broker, bank or other nominee (i.e., in street name), you should receive instructions from that person or entity that you must follow in order to vote these common shares. You also will be able to vote these common shares by telephone or on the Internet.

Your presence at the Annual Meeting will not automatically revoke your proxy. You may, however, revoke a proxy at any time before it is voted, as follows:

•
Deliver either a written notice of revocation of the proxy or a duly executed proxy bearing a later date addressed to O. Kay Comendul, Assistant Secretary, Northeast Utilities, Post Office Box 270, Hartford, Connecticut 06141-0270;

•	Re-vote on the Internet or by telephone; or

•	Attend the Annual Meeting and vote in person.

If you vote using the Internet, by telephone or by mailing a proxy card, the proxies will vote your common shares as you direct. For the election of Trustees, you can specify whether your shares should be voted for all, some or none of the listed nominees for Trustee. With respect to the proposal to ratify the selection of Deloitte & Touche LLP as our independent auditors, you may vote “for” or “against” the proposal or you may abstain from voting on the proposal.

If you vote using the Internet, by telephone or by mailing a proxy card without indicating your instructions, the proxies will vote your shares consistent with the recommendations of our Board of Trustees as stated in this Proxy Statement and in the Notice of Internet Availability of Proxy Materials, specifically for the election of each Trustee nominee and for the proposal to ratify the selection of Deloitte & Touche LLP as our independent auditors. If any other matters are properly presented at the Annual Meeting for consideration, then the proxies will have discretion to vote your common shares on those matters. As of the date of the Proxy Statement, we did not know of any other matters to be presented at the Annual Meeting.

Only holders of common shares of record at the close of business on March 16, 2009 (the record date) are entitled to receive notice of and to vote at the meeting or any adjournment thereof. On the record date, there were approximately 44,000 holders of record and 156,661,004 common shares outstanding. You are entitled to one vote on each matter to be voted on at the annual meeting for each common share that you held on the record date. There is no cumulative voting.

The principal office of Northeast Utilities is located at One Federal Street, Building 111-4, Springfield, Massachusetts 01105. The general offices of Northeast Utilities and its subsidiaries are located at 107 Selden Street, Berlin, Connecticut 06037, and the mailing address is Post Office Box 270, Hartford, Connecticut 06141-0270. This Proxy Statement, the accompanying proxy card and annual report are being mailed to shareholders commencing on or about March 30, 2009.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	WHAT AM I VOTING ON?

A:
You are being asked by the Board of Trustees of Northeast Utilities to vote on two proposals. The first proposal is the election of twelve nominees to our Board of Trustees. The Corporate Governance Committee of the Board of Trustees has nominated twelve persons for election as Trustees. All twelve nominees were elected as Trustees at our 2008 Annual Meeting of Shareholders and are currently serving as Trustees. For more information on each nominee, please turn to “Election of Trustees” beginning on page 7.

You also are being asked to ratify the selection of Deloitte & Touche LLP as Northeast Utilities’ independent auditors for 2009. For more information on this selection, please turn to “Ratification of the Selection of Auditors” beginning on page 69.

Q:	WILL ANY OTHER MATTERS BE VOTED ON?

A:
We do not expect any other matters to be considered at the Annual Meeting. However, if a matter not described in this Proxy Statement is legally and properly brought before the Annual Meeting by a shareholder, the individuals designated as proxies will vote on the matter in accordance with their judgment of what is in the best interest of Northeast Utilities.

Q:	WHO IS ENTITLED TO VOTE?

A:
You are entitled to vote at the annual meeting if you held common shares on the record date, March 16, 2009. If you received a Notice of Internet Availability of Proxy Materials, it indicates the number of common shares that you held on the record date. If you received printed proxy materials, the enclosed proxy card indicates the number of common shares that you held on the record date. As of the record date, 156,661,004 common shares were issued and outstanding. You are entitled to one vote on each matter to be voted on at the annual meeting for each common share that you held on the record date.

Q:	HOW DO I VOTE?

A:	You can vote in any one of the following ways:

•
You can vote using the Internet. Follow the instructions in the Notice of Internet Availability of Proxy Materials or on the proxy card. The Internet procedures are designed to authenticate a shareholder’s identity to allow shareholders to vote their shares and confirm that their instructions have been properly recorded.

Internet voting facilities for shareholders of record are available 24 hours a day and will close at 11:59 p.m. (EDT) on May 11, 2009. You may access this Proxy Statement and related materials by going to http://bnymellon.mobular.net/bnymellon/NU.

•
You can vote by telephone. The proxy card and the Notice of Internet Availability of Proxy Materials each includes a toll-free number you can call to vote your common shares. Voting by telephone is available 24 hours a day and will close at 11:59 p.m. (EDT) on May 11, 2009.

•
You can vote by mail. If you received a paper proxy card, you may vote by mail by completing, signing and dating the proxy card and returning it in the pre-addressed, postage-prepaid envelope accompanying the paper proxy card. Proxy cards submitted by mail must be received by the time of the Annual Meeting in order for your shares to be voted.

•	You can vote in person at the Annual Meeting by delivering your completed proxy card in person at the Annual Meeting or by completing a ballot available upon request at the meeting.

•
If your common shares are held by a broker, bank or other nominee (i.e., in street name), you should receive instructions from that person or entity that you must follow in order to vote your common shares. You may vote by mail by requesting a voting instruction card in accordance with the instructions received from your broker or other agent. Complete, sign and date the voting instruction card provided by the brokers or other agents and return it in the pre-addressed, postage-prepaid envelope provided to you. You also will be able to vote these shares by Internet or telephone.

Regardless of how you choose to vote, your vote is important, and we encourage you to vote promptly.

Q:	HOW MANY VOTES ARE NEEDED TO HOLD THE MEETING?

A:
The presence in person or by proxy at the Annual Meeting of the holders of a majority of all common shares issued and outstanding and entitled to vote at the Annual Meeting is required for a quorum in order to hold the meeting.

Q:	HOW MANY VOTES ARE NEEDED TO ELECT THE NOMINEES FOR TRUSTEE?

A:	The affirmative vote of a majority of all common shares issued and outstanding and entitled to vote at the Annual Meeting is required to elect a Trustee.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE RATIFICATION OF DELOITTE & TOUCHE LLP AS NORTHEAST UTILITIES’ INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2009?

A:
The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP as Northeast Utilities’ independent auditors for the year ending December 31, 2009.

Q:	HOW ARE VOTES COUNTED?

A:
In determining whether we have a quorum, we count all properly submitted proxies and ballots, including abstentions, broker non-votes and withheld votes, as present and entitled to vote. Abstentions and broker non-votes, as well as votes withheld, are not considered votes cast and will not be counted for or against the proposal to ratify the selection of Deloitte & Touche LLP. However, because the election of each Trustee requires the affirmative vote of at least a majority of the common shares outstanding and entitled to vote at the Annual Meeting, abstentions, broker non-votes and votes withheld with respect to a particular nominee will have the same effect as a vote against such nominee. If you vote using the Internet, by telephone or by mailing a proxy card, the proxies will vote your common shares as you direct. If you vote using the Internet, by telephone or by mailing a proxy card without indicating your instructions, the proxies will vote your common shares consistent with the recommendations of our Board of Trustees as stated in this Proxy Statement and in the Notice of Internet Availability of Proxy Materials, specifically for the election of reach Trustee nominee and for the proposal to ratify the selection of Deloitte & Touche LLP as our independent auditors for 2009.

Q:	WHO WILL COUNT THE VOTES?

A:	Representatives of BNY Mellon Shareowner Services, our Registrar and Transfer Agent, will count the votes.

Q:	WHAT ARE BROKER NON-VOTES?

A:
Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the Annual Meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange. The election of our Trustees and the ratification of the selection of our auditors are considered routine matters. On non-routine matters, nominees cannot vote without instructions from the beneficial owner, resulting in a so-called broker non-vote.

Q:	WHAT SHARES ARE COVERED BY THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS AND PROXY CARD?

A:	For each account in which you own common shares:

•	Directly in your name as the shareholder of record; or

•	Indirectly through a broker, bank or other holder of record;

you should have received either: (i) a Notice of Internet Availability of Proxy Materials; or (ii) a paper or electronic proxy card.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR PROXY CARD?

A:
If you receive more than one Notice of Internet Availability of Proxy Materials and/or more than one proxy card, then you have multiple accounts in which you own common shares. Please follow all instructions to ensure that all of your shares are voted. In addition, for your convenience, we recommend that you contact your broker, bank or our transfer agent to consolidate as many accounts as possible under a single name and address. Our transfer agent is BNY Mellon Shareowner Services. If you have any questions concerning common shares you hold in your name, including address changes, name changes, requests to transfer shares and similar issues, you may contact BNY Mellon Shareowner Services by mail at 480 Washington Boulevard, Jersey City, NJ 07310, by telephone at (800) 999-7269 or on the Internet at www.mellon.com.

Q:	HOW CAN I CHANGE MY VOTE?

A:	You can revoke your proxy and change your vote at any time before the polls close at the Annual Meeting by:

•
Delivering either a written notice of revocation of the proxy or a duly executed proxy bearing a later date to O. Kay Comendul, Assistant Secretary, Northeast Utilities, Post Office Box 270, Hartford, Connecticut 06141-0270;

•	Re-voting on the Internet or by telephone until 11:59 p.m. (EDT) on May 11, 2009; or

•	Attending the Annual Meeting and voting in person.

Q:	WHEN IS THE DEADLINE FOR SUBMITTING SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS?

A:	You may submit proposals for consideration at the 2010 Annual Meeting, including Trustee nominations, in accordance with the following provisions:

To include a proposal in our Proxy Statement for the 2010 Annual Meeting of Shareholders, proposals by shareholders must be received by the Corporate Secretary’s office no later than November 30, 2009, and must satisfy the conditions established by the SEC. Written notice of proposals of shareholders to be considered at the 2010 Annual Meeting without inclusion in next year’s proxy statement must be received on or before February 13, 2010 in order to be considered timely for purposes of Rule 14a-4 under the Securities Exchange Act of 1934. If a notice is received after February 13, 2010, then the notice will be considered untimely and the proxies held by management may provide the discretion to vote against such proposal, even though the proposal is not discussed in the Proxy Statement. Proposals should be addressed to: O. Kay Comendul, Assistant Secretary, Northeast Utilities, Post Office Box 270, Hartford, Connecticut 06141-0270.

Q:	WHO PAYS THE COST OF SOLICITING THE PROXIES REQUESTED?

A:
We will bear the cost of soliciting proxies on behalf of the Board of Trustees. In addition to the use of the mails, proxies may be solicited by personal interview, telephone or electronic mail, by Trustees, officers or employees of Northeast Utilities or its affiliate, Northeast Utilities Service Company, who will not be specially compensated for such activities, and by employees of BNY Mellon Shareowner

Services, our Transfer Agent and Registrar. We have also retained Morrow & Co., LLC, a professional proxy soliciting firm, to assist in the solicitation of proxies for a fee of $12,000, plus reimbursement of certain out-of-pocket expenses. We also will request persons, firms and other companies holding shares in their names or in the name of their nominees, which are beneficially owned by others as of March 16, 2009, to send proxy materials to and obtain proxies from the beneficial owners, and we will reimburse those holders for any reasonable expenses that they incur.

Q:	HOW CAN I OBTAIN ELECTRONIC ACCESS TO PROXY MATERIALS INSTEAD OF RECEIVING PAPER COPIES BY MAIL?

A:
This Proxy Statement and our 2008 Annual Report are available on our website at www.nu.com in the Investors section under the link entitled “Financial & SEC Reports.” You may elect to enroll in “electronic access” to receive future proxy statements and annual reports electronically instead of receiving paper copies in the mail. If you are a shareholder of record, you can choose this option and save us the cost of producing and mailing these documents by visiting www.bnymellon.com/shareowner/isd and following the instructions. You will need to enter your shareholder account number and other information to verify your identity. If your common shares are held by a broker, bank or other nominee (i.e., in street name), and you wish to enroll in electronic access, you should contact your broker.

If you choose to receive future proxy statements and annual reports electronically, each year we will timely notify you when these documents become available. Your choice to receive these documents electronically will remain in effect until you instruct us otherwise. You need not elect electronic access each year.

Q:	WHERE CAN I GET A COPY OF THE NORTHEAST UTILITIES ANNUAL REPORT?

A:
If you were a shareholder of record on March 16, 2009 and received paper copies of the proxy materials, you should have received a paper copy of our Annual Report to Shareholders for the year ended December 31, 2008 with this Proxy Statement. If you have not received the Annual Report to Shareholders, or if you would like a copy of our Annual Report on Form 10-K filed with the SEC, you can access them on our website at www.nu.com/investors/reports/sec.asp or you may request them, free of charge, from the Corporate Secretary’s office at the following address:

O. Kay Comendul
Assistant Secretary
Northeast Utilities
Post Office Box 270
Hartford, Connecticut 06141-0270

PROPOSAL 1

ELECTION OF TRUSTEES

Our Board of Trustees oversees the business affairs and management of Northeast Utilities. The Board currently consists of 12 Trustees, only one of whom, Charles W. Shivery, our Chairman of the Board, President and Chief Executive Officer, is a member of management.

All twelve Trustees have been nominated for re-election as Trustees at the Annual Meeting to serve until the next annual meeting and until their successors have been elected and qualified. Unless you specify otherwise, the enclosed proxy will be voted to elect the nominees named on pages 7-11 below as Trustees. Each nominee has been previously elected as a Trustee by shareholders and is currently serving as a Trustee.

If one or more of the nominees should become unavailable for election, which the Board of Trustees does not currently anticipate, the proxy may be voted for a substitute person or persons, but not more than a total of 12 nominees. In accordance with the Northeast Utilities Declaration of Trust, the number of Trustee positions will continue to be thirteen, as set by the shareholders in 2000, in order to afford the Board of Trustees the flexibility to add Trustees with targeted expertise as appropriate between annual meetings of shareholders.

Set forth on the following pages is each nominee’s name, age, date first elected as a Trustee, and a brief summary of the nominee’s business experience. Each nominee has indicated he or she will stand for election and will serve as a Trustee if elected. An affirmative vote of a majority of the common shares outstanding as of the record date will be required to elect each nominee. Abstentions, broker non-votes and withheld votes will be counted in the determination of quorum and will have the same effect as a vote against a nominee.

The Board of Trustees recommends that shareholders vote FOR the election of the nominees listed below

RICHARD H. BOOTH, 62
Trustee since 2001.

Mr. Booth is Chairman and a director of HSB Group, Inc., a specialty insurer and reinsurer, and Chairman and a director of Hartford Steam Boiler Inspection and Insurance Company, a provider of insurance and engineering services and investments. HSB Group, Inc. is currently a wholly owned subsidiary of American International Group, Inc., an insurance and financial services company, but is anticipated to be sold to Munich Re as of March 31, 2009. Since June 2008, Mr. Booth has served as a corporate officer of American International Group, Inc.; he is currently serving as Vice Chairman, Transition Planning and Chief Administrative Officer, a position he has held since October 2008. From January 2000 until July 2007, Mr. Booth served as Chairman and Chief Executive Officer and a director of Hartford Steam Boiler Inspection and Insurance Company. He is a member of the American Institute of Certified Public Accountants, the Connecticut Society of CPAs, the Hartford Society of Financial Analysts, the Society of Financial Service Professionals and the Association for Investment Management & Research. Mr. Booth is a member of the Boards of WorldBusiness Capital LLC, Century Capital Management, the MetroHartford Alliance, Inc. and the Florence Griswold Museum, and a member of the Connecticut Governor’s Competitiveness Council and the Advisory Council of the Urban League of Greater Hartford. Mr. Booth received B.S. and M.S. degrees from the University of Hartford and is a Certified Public Accountant.

JOHN S. CLARKESON, 66
Trustee since 2008.

Mr. Clarkeson has served as the Chairman Emeritus of The Boston Consulting Group, Inc. since 2007. Previously, Mr. Clarkeson served as Co-Chairman of the Board of The Boston Consulting Group, Inc. from 2004 to 2007, Chairman of The Boston Consulting Group, Inc. from 1998 to 2003, and Chief Executive Officer and President from 1986 to 1997. He is a Director of the Cabot Corporation, the Chairman of the National Bureau of Economic Research, a trustee of each of the Educational Testing Service and the Massachusetts General Physicians Organization, Inc., and a member of the INSEAD board. Mr. Clarkeson received an A.B. degree magna cum laude from Harvard College, where he was a Harvard National Scholar, and an M.B.A. from Harvard Business School.

COTTON M. CLEVELAND, 56
Trustee since 1992.

Ms. Cleveland has been President of Mather Associates, a firm specializing in leadership and organizational development for business, public and nonprofit organizations, since 1981. She is a Director of The National Grange Mutual Insurance Company and Ledyard National Bank and the Moderator of the Town of New London, New Hampshire and the New London/Springfield Water Precinct. Ms. Cleveland has served on the Board of the New Hampshire Center for Public Policy and as a Director of Bank of Ireland First Holdings. Ms. Cleveland has also served as Chair, Vice Chair and member of the Board of Trustees of the University System of New Hampshire, as Co-Chair of the Governor’s Commission on New Hampshire in the 21st Century, and as an Incorporator for the New Hampshire Charitable Foundation. Ms. Cleveland received a B.S. magna cum laude from the University of New Hampshire, Whittemore School of Business and Economics.

SANFORD CLOUD, JR., 64
Trustee since 2000.

Mr. Cloud has been Chairman and Chief Executive Officer of The Cloud Company, LLC, a real estate development and business investment firm, since 2005. Mr. Cloud is a past President and Chief Executive Officer of the National Conference for Community and Justice, a former partner at the law firm of Robinson and Cole and served for two terms as a state senator of Connecticut. A former Vice President of Corporate Public Involvement of Aetna Inc., Mr. Cloud is currently a Director of The Phoenix Companies, Inc. and Ironwood Mezzanine Fund, L.P. He is also a Director of the MetroHartford Alliance, Inc., The Connecticut Health Foundation and the University of Connecticut Medical Health Center. Mr. Cloud received a B.A. from Howard University, a J.D. cum laude from the Howard University Law School, and an M.A. in Religious Studies from the Hartford Seminary.

JAMES F. CORDES, 68
Trustee since 2001.

Mr. Cordes has over 30 years’ experience in the natural gas business, having served as Executive Vice President of The Coastal Corporation (retired 1997), President of American Natural Resources Company, and Chairman and Chief Executive Officer of ANR Pipeline Company. Mr. Cordes is a Director of Comerica, Inc. He is past chairman of the Interstate Natural Gas Association of America and has served as a Director and member of the Executive Committee of the American Gas Association. He has also served as a Director and member of the Executive Committees of both the Detroit Symphony and the Houston Symphony. Mr. Cordes received a B.S. from St. Louis University, an M.B.A. from Creighton University, and an M.S. in Industrial and Management Systems Engineering from the University of Nebraska.

E. GAIL DE PLANQUE, 64
Trustee since 1995.

Dr. de Planque has been President of Strategy Matters, Inc., a consulting firm, and Director, Energy Strategists Consultancy, Ltd., since 1998. Dr. de Planque has over 35 years’ experience in nuclear physics and industry regulation and is a Fellow of the American Association for the Advancement of Science, Fellow and past President of the American Nuclear Society, a member of the National Academy of Engineering, and has served as a Commissioner with the United States Nuclear Regulatory Commission and as Director of the United States Department of Energy’s Environmental Measurements Laboratory. Dr. de Planque serves as a Director of BHP Billiton, Plc and BHP Billiton Ltd., and EnergySolutions, Inc. Dr. de Planque previously served as a Director of British Nuclear Fuels, Inc. (1996-2006), British Nuclear Fuels, plc (2000-2005), Landauer, Inc. (2001-2008) and TXU Corp. (2004-2007). Dr. de Planque received an A.B. cum laude in Mathematics from Immaculata University, an M.S. in Physics from the New Jersey Institute of Technology, and a Ph.D. in Environmental Health Science from New York University.

JOHN G. GRAHAM, 70
Trustee since 2003.

From 1999 to 2006, Mr. Graham served as President and Chief Executive Officer and a Director of UMICO Holdings, Inc. and UMI Insurance Company, both of Parsippany, New Jersey. From 1999 to 2005, he served as Adjunct Professor of Law at Rutgers Law School, where he taught in the fields of the law of economic regulation, energy law and insurance law. From 1999 to 2003, Mr. Graham served as a consultant to various firms concerning utility industry strategic and restructuring issues. Mr. Graham has served as Senior Vice President and Chief Financial Officer of GPU, Inc., and Chief Financial Officer of its utility subsidiaries (1987-1999), as a Director (1982-1999) and former Chairman (1995-1998) of Nuclear Electric Insurance Limited, and as a Director and member of audit, directors and compensation committees of Viatel, Inc. (1998-2002), and as a Director and audit committee chairman of Coho Energy, Inc. (2000-2001). Mr. Graham received an A.B. cum laude from Upsala College and a J.D. magna cum laude from Rutgers Law School, Newark, New Jersey.

ELIZABETH T. KENNAN, 71
Lead Trustee since 1996;
Trustee since 1980.

Dr. Kennan has been President Emeritus of Mount Holyoke College since 1996 and a partner in Cambus-Kenneth Farm, a specialized horse and cattle breeder, since 2000. Dr. Kennan has served as President of Five Colleges, Incorporated, as a Trustee of Notre Dame University, and as a member of the Folger Shakespeare Library Committee and the National Committee on Library Resources, and holds honorary degrees from a number of institutions. Dr. Kennan is a Trustee of The Putnam Mutual Funds, the National Trust for Historic Preservation and Centre College. She acted as interim Chairman of the Board of Northeast Utilities from January 1, 2004 to March 29, 2004. Dr. Kennan received an A.B. summa cum laude from Mount Holyoke College, an M.A. from Oxford University (England), and a Ph.D. from the University of Washington.

KENNETH R. LEIBLER, 60
Trustee since 2006.

Mr. Leibler is the former Chairman and founding partner of the Boston Options Exchange (2004-February, 2007). Mr. Leibler is also a past Chairman and Chief Executive Officer of the Boston Stock Exchange (2001-2005), and a past President of Liberty Financial Companies (1990-2000), where he also served as Chief Executive Officer (1995-2000) and Chief Operating Officer (1990-1995). He also held various positions at the American Stock Exchange, including President and Chief Operating Officer as well as Chief Financial Officer (1975-1990). Mr. Leibler is a Trustee of The Putnam Mutual Funds, a director of The Ruder Finn Group, a Trustee of Beth Israel Deaconess Medical Center, and a past Vice Chairman of the Board of Directors of ISO New England, the independent operator of New England’s bulk electric transmission system. Mr. Leibler received a B.A. magna cum laude from Syracuse University.

ROBERT E. PATRICELLI, 69
Trustee since 1993.

Mr. Patricelli has been Chairman and Chief Executive Officer of Women’s Health USA, Inc., a provider of women’s health care services, since 1997 and of Evolution Benefits, Inc., a provider of employee benefit services, since 2000. Mr. Patricelli was Chairman, President and Chief Executive Officer of Value Health, Inc. (1987-1997) and previously served as Executive Vice President of CIGNA Corporation and President of CIGNA’s Affiliated Businesses Group. Mr. Patricelli has also held various positions in the federal government, including White House Fellow, counsel to a United States Senate Subcommittee, Deputy Undersecretary of the Department of Health, Education and Welfare and Administrator of the United States Urban Mass Transportation Administration. Mr. Patricelli is a Director and chairman of each of CuraGen Corporation and Prodigy Health Group. He is also a Director of the MetroHartford Alliance, Inc., The Bushnell, the Ocean Exploration Trust, Inc. and The Connecticut Center for Science and Exploration. Mr. Patricelli received a B.A. from Wesleyan University and a J.D. from Harvard Law School, and was a Fulbright Scholar at the University of Paris.

CHARLES W. SHIVERY, 63
Trustee since 2004.

Mr. Shivery has been Chairman of the Board, President and Chief Executive Officer of Northeast Utilities since March 29, 2004 and Chairman and a Director of The Connecticut Light and Power Company, Public Service Company of New Hampshire, Western Massachusetts Electric Company and Yankee Gas Services Company since January 19, 2007. Mr. Shivery assumed his current position at Northeast Utilities after serving as interim President beginning in January 2004. From June 2002 until December 2003, Mr. Shivery served as President-Competitive Group of Northeast Utilities, as President and Chief Executive Officer and a Director of NU Enterprises, Inc., and as Chairman and a Director of most of Northeast Utilities’ competitive subsidiaries. In 2002, Mr. Shivery retired from Constellation Energy Group, Inc. (Constellation), parent company of Baltimore Gas and Electric Company (BG&E) and other energy-related businesses, having held numerous senior management positions at Constellation. Mr. Shivery is a Director of Energy Insurance Mutual, the Connecticut Business & Industry Association, Association of Edison Illuminating Companies, Connecticut Science Center, Connecticut Children’s Medical Center, Edison Electric Institute, and the Electric Power Research Institute. He is the Chairman of the MetroHartford Alliance, Inc. Mr. Shivery received B.A. and B.S. degrees from The Johns Hopkins University and an M.B.A. from the University of Baltimore.

JOHN F. SWOPE, 70
Trustee since 1992.

During 1999 and 2000, Mr. Swope served as President and Chief Executive Officer of Public Broadcasting Service. Mr. Swope, a retired attorney, served as of counsel to the law firm of Sheehan Phinney Bass + Green PA from 1995 to 1997, and as President of Chubb Life Insurance Company of America from 1980 to 1994, after serving in various executive capacities at Chubb Life and its predecessor companies since the early 1970’s. Mr. Swope is a Director of New Hampshire Public Television and New Hampshire Public Radio, a Trustee of The Currier Museum of Art and Tabor Academy, and a Member of the Corporation at the Woods Hole Oceanographic Institution. Mr. Swope received a Bachelor’s Degree from Amherst College and a J.D. from Yale Law School.

GOVERNANCE OF NORTHEAST UTILITIES

Board Committees and Responsibilities

The Board of Trustees of Northeast Utilities has six standing committees: the Audit Committee, the Compensation Committee, the Corporate Responsibility Committee, the Corporate Governance Committee, the Executive Committee and the Finance Committee, each of which consists of members appointed by the Trustees upon the recommendation of the Corporate Governance Committee. None of the committee members is employed by Northeast Utilities or its subsidiaries, except for Mr. Shivery, our Chairman, President and Chief Executive Officer (CEO), who is a member of the Executive Committee. The Corporate Governance Committee performs the functions of a nominating committee. The Board of Trustees has adopted a written charter for each of its committees and for the Lead Trustee as well as written Corporate Governance Guidelines. The Corporate Governance Guidelines and committee charters are available on our website at the internet addresses appearing in the committee descriptions below. Printed copies of these documents are available to any shareholder upon written request to our Assistant Secretary at the address set forth on page 6 of this Proxy Statement. The table below shows the Trustees who currently serve on each committee and number of committee meetings held in 2008. The functions of the committees are described in the paragraphs following the table.

Board Committees

Name	Audit	Compensation	Corporate Governance	Corporate Responsibility	Executive	Finance

Richard H. Booth	VC	M			M	C
John S. Clarkeson		M	M
Cotton M. Cleveland		M	VC	M
Sanford Cloud, Jr.		M	C	M	M
James F. Cordes	M	M		C	M
E. Gail de Planque		C	M	M	M
John G. Graham	C				M	M
Elizabeth T. Kennan *	M	M	M	M	VC	M
Kenneth R. Leibler	M		M			VC
Robert E. Patricelli		VC	M			M
Charles W. Shivery					C
John F. Swope	M			VC		M
Committee Meetings	8	9	12	4	1	7

C:	Committee Chair
VC:	Committee Vice Chair
M:	Committee Member
*	Lead Trustee

Audit Committee

The Audit Committee consists of Mr. Graham (Chair), Mr. Booth (Vice Chair), Mr. Cordes, Dr. Kennan, Mr. Leibler, and Mr. Swope.

The Audit Committee meets independently with the internal and independent auditors of Northeast Utilities and its subsidiaries and with management at least quarterly. Following each committee meeting, the Audit Committee reports to the full Board. The Audit Committee reviews and evaluates the auditors’ activities, procedures and recommendations to assist the Board of Trustees in monitoring the integrity of our financial statements, the independent auditors’ qualifications and independence, the performance of our internal audit function and independent auditors, and our compliance with legal and regulatory requirements. The Audit Committee has the sole authority to select or replace the independent auditors and is directly responsible for their compensation and oversight of their work. No member of the Audit Committee is employed by Northeast Utilities or its subsidiaries. Each member of the Audit Committee meets the financial literacy requirements of the New York Stock Exchange and Securities and Exchange Commission. The Board of Trustees has

affirmatively determined that Messrs. Booth, Graham and Leibler are “audit committee financial experts,” as that term is defined by the Securities and Exchange Commission. Each member of the Audit Committee meets the independence requirements of the New York Stock Exchange and Securities and Exchange Commission and under our Corporate Governance Guidelines. A copy of the Committee’s charter, which has been adopted by our Board of Trustees, is available on our website at www.nu.com/investors/corporate_gov/charter_audit.asp.

Compensation Committee

The Compensation Committee consists of Dr. de Planque (Chair), Mr. Patricelli (Vice Chair), Mr. Booth, Mr. Clarkeson, Ms. Cleveland, Mr. Cloud, Mr. Cordes, and Dr. Kennan. The Board of Trustees has affirmatively determined that each member of the Compensation Committee meets the independence requirements of the New York Stock Exchange and Securities and Exchange Commission and under our Corporate Governance Guidelines.

The Compensation Committee is responsible for the compensation and benefits programs for all executive officers in the Northeast Utilities System and has overall authority to establish and interpret our executive compensation programs. The Compensation Committee is also responsible for equity grants and retirement benefit plans for all employees. The Compensation Committee establishes and reviews our executive compensation strategy in order to align appropriate compensation for our executive officers with organization strategies, goals and performance. The Compensation Committee evaluates components of total compensation and assesses performance against goals, market competitive data and other appropriate factors. The Compensation Committee is authorized to grant share awards to our executive officers. The Compensation Committee makes recommendations to the Board and shareholders with respect to the adoption, amendment or termination of executive compensation and benefits plans, policies and practices. The Compensation Committee has sole authority to select and retain independent experts and consultants in the field of executive compensation to provide advice with respect to market data, competitive information, and executive compensation trends. The Compensation Committee also reviews and approves the compensation of the non-employee members of the Board of Trustees.

The Compensation Committee Chair works with our CEO and our Senior Vice President and General Counsel to establish the agenda for Compensation Committee meetings, but our CEO does not have the ability to call Compensation Committee meetings. Compensation consultants may initiate contact with our CEO, but our CEO may not initiate contact with consultants without the consent of the Chair of the Compensation Committee. Annually, the Compensation Committee and the Corporate Governance Committee meet together to review and approve corporate goals and individual objectives relevant to the compensation of the CEO, and to evaluate the CEO’s performance in light of those goals and objectives. While the CEO suggests appropriate goals, he does not participate in establishing individual performance measures or targets that affect his compensation. The Compensation Committee and the Corporate Governance Committee meet together in executive session to establish performance criteria for the CEO and to recommend to the independent Trustees the CEO’s total compensation based on the annual evaluation. In addition, in collaboration with the CEO, the Compensation Committee oversees the evaluation of those executive officers reporting directly to the CEO. When establishing corporate goals, individual objectives and total compensation for these executive officers and certain other elected officers, the Compensation Committee considers recommendations from the CEO, the Vice President of Human Resources and the Director of Human Resources (Compensation and Benefits) as well as advice from compensation consultants.

In September 2006, the Compensation Committee retained Semler Brossy Consulting Group (Semler Brossy) to perform an annual competitive assessment of our compensation programs and practices, construct appropriate peer groups, provide market competitive compensation data, recommend an appropriate mix of compensation elements, assist the Compensation Committee in performing the CEO performance evaluation, and update the Compensation Committee on emerging trends. Since September 2006, Semler Brossy’s representative has attended all Compensation Committee meetings. Semler Brossy has been engaged to perform work only for the Compensation Committee and not for Northeast Utilities.

The Compensation Committee has delegated the negotiation of certain compensation arrangements and administration of the Compensation Committee’s responsibilities to certain executive officers. These executive officers work with the Compensation Committee and Semler Brossy to propose compensation elements that provide appropriate incentives to meet our goals and reward performance by identifying components of our business plan that are critical to achieving our corporate earnings objectives. Further, executive officers provide context regarding the degree of difficulty in attaining certain goals. In 2008, due to the timing of Compensation Committee meetings, the Compensation Committee delegated to the Compensation Committee Chair, with input from our CEO, the authority to agree upon certain final compensation details for several of our executive officers, including our (i) Executive Vice President and Chief Financial Officer; (ii) President – Transmission Group ; and (iii) Vice President – Customer Experience and Chief Customer Officer. Of these three executive officers, only our Executive Vice President and Chief Financial Officer is a “Named Executive Officer” in this Proxy Statement. The Compensation Committee has not delegated any of its responsibilities to any other persons. A copy of the Compensation Committee’s charter is available on our website at www.nu.com/investors/corporate_gov/charter_compensation.asp.

Compensation Committee meetings may include compensation consultants as well as members of management and others invited by the Chair of the Compensation Committee. The Compensation Committee also meets in executive session. The Chair of the Compensation Committee reports to the full Board following each committee meeting.

Corporate Governance Committee

The Corporate Governance Committee consists of Mr. Cloud (Chair), Ms. Cleveland (Vice Chair), Mr. Clarkeson, Dr. de Planque, Dr. Kennan, Mr. Leibler, and Mr. Patricelli. The Corporate Governance Committee is responsible for developing, overseeing and regularly reviewing our Corporate Governance Guidelines and related policies. The Corporate Governance Committee also serves as a nominating committee, establishing criteria for new Trustees and identifying and recommending prospective Board candidates. In addition, the Corporate Governance Committee evaluates the performance of the Board and its committees. In conjunction with the Compensation Committee, the Committee reviews and approves corporate goals and objectives related to CEO compensation and establishes and implements the CEO evaluation process. Following each meeting, the Corporate Governance Committee reports to the full Board. No member of the Corporate Governance Committee is employed by Northeast Utilities or its subsidiaries. The Board of Trustees has affirmatively determined that each member of the Corporate Governance Committee meets the independence requirements of the New York Stock Exchange and Securities and Exchange Commission and under our Corporate Governance Guidelines. A copy of the Committee’s charter is available on our website at www.nu.com/investors/corporate_gov/charter_corporate_gov.asp.

Corporate Responsibility Committee

The Corporate Responsibility Committee consists of Mr. Cordes (Chair), Mr. Swope (Vice Chair), Ms. Cleveland, Mr. Cloud, Dr. de Planque, and Dr. Kennan. The Corporate Responsibility Committee reviews the policies and practices of Northeast Utilities and its subsidiaries on public issues having broad social or community significance, the implementation of those policies and the Company’s and subsidiaries’ conduct of business as responsible corporate citizens. The Corporate Responsibility Committee’s responsibilities include oversight of our environmental, safety, diversity, and compliance and ethics activities, with the exception of those actions relating to financial, accounting or auditing matters, which are reviewed by the Audit Committee. Following each meeting, the Corporate Responsibility Committee reports to the full Board. No member of the Corporate Responsibility Committee is employed by Northeast Utilities or its subsidiaries. A copy of the Committee’s charter is available on our website at www.nu.com/investors/corporate_gov/charter_corporate_affairs.asp.

Executive Committee

The Executive Committee consists of Mr. Shivery (Chair), Dr. Kennan (Vice Chair), Mr. Booth, Mr. Cloud, Mr. Cordes, Dr. de Planque, and Mr. Graham. The Executive Committee is empowered to exercise all the authority of the Board, subject to certain limitations set forth in our Declaration of Trust, during the intervals between meetings of the Board. A copy of the Committee’s charter is available on our website at www.nu.com/investors/corporate_gov/charter_corporate_exec.asp.

Finance Committee

The Finance Committee consists of Mr. Booth (Chair), Mr. Leibler (Vice Chair), Mr. Graham, Dr. Kennan, Mr. Patricelli, and Mr. Swope. The Finance Committee assists the Board in fulfilling its fiduciary responsibilities relating to financial plans, policies and programs for Northeast Utilities and its subsidiaries. Following each meeting, the Finance Committee reports to the full Board. No member of the Finance Committee is employed by Northeast Utilities or its subsidiaries. A copy of the Committee’s charter is available on our website at www.nu.com/investors/corporate_gov/charter_finance.asp.

The Lead Trustee

Dr. Kennan was designated as the Lead Trustee for the Board of Trustees in 1996 and served throughout 2008 in that capacity. As Lead Trustee, her duties include acting as a liaison between the Board and our CEO, organizing the Board’s evaluation of the CEO, chairing non-management and (in the absence of the Chairman and the Vice Chairman, if any) executive sessions of the Board, and leading the Board in anticipating and responding to problems where management’s performance may be in question. A copy of the Lead Trustee’s charter is available on our website at www.nu.com/investors/corporate_gov/charter_lead.asp.

Meetings of the Board and its Committees

In 2008, the Board of Trustees held 14 regular meetings, the non-management Trustees held five meetings, and the Board, the non-management Trustees and the Committees of the Board held a total of 56 meetings, taking into account that certain meetings were jointly held by various committees. In 2008, each Trustee attended at least 98% of the aggregate number of meetings of the Board of Trustees and meetings of all Committees of the Board on which he or she served. All members of the Board of Trustees attended the Annual Meeting of Shareholders held on May 13, 2008. Our Trustees are expected to attend our Annual Meetings of Shareholder, but we do not have a formal policy addressing this subject.

SELECTION OF TRUSTEES

As set forth in its charter, it is the responsibility of the Corporate Governance Committee to identify individuals qualified to become Trustees and to recommend to the Board a slate of trustee candidates to be submitted to a vote of our shareholders at the Annual Meeting of Shareholders.

As provided in our Corporate Governance Guidelines, the Corporate Governance Committee seeks nominees with the following qualifications:

Trustees should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. The Board should represent diverse experience at policy-making levels in business, government, education, community and charitable organizations as well as areas that are relevant to our business activities. The Corporate Governance Committee also seeks diversity in gender, ethnicity and personal background when considering trustee candidates.

Applying these criteria, the Corporate Governance Committee considers Trustee candidates suggested by its members as well as by management and shareholders. The Committee has from time to time retained the services of a third party executive search firm to assist it in identifying and evaluating such individuals.

Shareholders wishing to provide information concerning potential candidates for membership on the Board of Trustees may address such information, in writing, to the Secretary of the Company at the mailing address set forth on page 6 of this Proxy Statement. The communication must identify the writer as a shareholder of Northeast Utilities and provide sufficient detail for the Corporate Governance Committee to consider the nominee’s qualifications.

COMMUNICATIONS FROM SHAREHOLDERS AND OTHER INTERESTED PARTIES

Interested parties, including shareholders, who desire to communicate directly with the Board of Trustees, the non-management Trustees as a group, or individual Trustees, including the Lead Trustee, Dr. Kennan, should send written communications in care of our Secretary at the mailing address set forth on page 6 of this Proxy Statement. The Secretary will review each communication and forward all communications that properly identify the sender to the intended recipient or recipients.

THE CODE OF ETHICS AND THE STANDARDS OF BUSINESS CONDUCT

We have adopted a Code of Ethics for Senior Financial Officers (Chief Executive Officer, Chief Financial Officer and Controller) and a Standards of Business Conduct which is applicable to all of the Trustees, directors, officers, employees, contractors and agents of Northeast Utilities and its subsidiaries. The Code of Ethics is available on our website at www.nu.com/investors/corporate_gov/code_ethics.asp and our Standards of Business Conduct are available on our website at www.nu.com/investors/corporate_gov/NU_SBC_2007.pdf. You may obtain a printed copy of the Code of Ethics and the Standards of Business Conduct, without charge, by contacting our Assistant Secretary at the address set forth on page 6 of this Proxy Statement. Any amendments to or waivers under the Code of Ethics or the Standards of Business Conduct will be posted to our website at www.nu.com/investors/corporate_gov/default.asp.

TRUSTEE INDEPENDENCE

We have adopted Corporate Governance Guidelines incorporating independence standards that meet the listing standards of the New York Stock Exchange. In addition, we have adopted an additional standard under which a charitable relationship will not be considered to be a material relationship that would impair a Trustee’s independence if a Trustee serves as an officer or director of a charitable organization, and our discretionary charitable contributions to the organization, in the aggregate, do not exceed the greater of: (a) $200,000; or (b) two percent of the organization’s total annual charitable receipts or latest publicly available operating budget. The Trustee Independence Guidelines are available on our website at www.nu.com/investors/corporate_gov/trustee_independence.asp.

The Corporate Governance Committee of the Board of Trustees conducts an annual review of the independence of the members of the Board and reports its findings to the full Board. Applying the Corporate Governance Guidelines, the Committee, assisted by legal counsel and based on responses to questionnaires completed by the Trustees, reviewed and considered relationships and transactions between Northeast Utilities, its affiliates and subsidiaries, on the one hand, and each nominee for Trustee, entities affiliated with him or her, and/or any member of his or her immediate family, on the other hand. The Committee also reviewed Northeast Utilities’ charitable donations to organizations where the nominees for Trustee or their immediate family members serve as officers or directors. Similarly, the Committee examined relationships and transactions between each nominee for Trustee and (a) our senior management and (b) our independent auditors. The Committee determined that none of these relationships were material to the nominees for Trustee or likely to impair the independence of any of the nominees for Trustee.

The Board of Trustees separately considered that Northeast Utilities and its subsidiaries in the ordinary course of business have, during the last three years, sold products and services to, and/or purchased products and services from, companies at which some of the nominees for Trustee were directors or, in the case of Messrs. Booth, Cloud and Patricelli, executive officers, during 2008. In each case, the amounts paid to or received from these companies in each of the last three years did not exceed the threshold in the Corporate Governance Guidelines. The Board determined that none of the relationships it considered were material to the nominees for Trustee or likely to impair the independence of any of the nominees for Trustee.

As a result of this review, based on the recommendation of the Corporate Governance Committee, on February 10, 2009, the Board of Trustees affirmatively determined that all of the nominees for election as Trustee at the Annual Meeting, with the exception of Mr. Shivery, our Chairman, President and Chief Executive Officer, satisfied the independence criteria (including the enhanced criteria with respect to members of the Audit Committee) set forth in the current listing standards and rules of the New York Stock Exchange and Securities and Exchange Commission and under our Corporate Governance Guidelines.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Trustees adopted a Related Party Transactions Policy on December 11, 2007. The Policy is administered by the Corporate Governance Committee. The Policy generally defines a “Related Party Transaction” as any transaction or series of transactions in which (i) Northeast Utilities or a subsidiary is a participant, (ii) the aggregate amount involved exceeds $120,000 and (iii) any “Related Party” has a direct or indirect material interest. A “Related Party” is defined as any Trustee or nominee for Trustee, any executive officer, any shareholder owning more than 5% of our total outstanding shares, and any immediate family member of any such person. Management submits to the Corporate Governance Committee for consideration any proposed Related Party Transaction. The Corporate Governance Committee recommends to the Board of Trustees for approval only those transactions that are in our best interests. Related Party Transactions are considered in light of the requirements set forth in our Standards of Business Conduct, including the Conflicts of Interest Policy, and our Code of Ethics for Senior Financial Officers. If management causes us to enter into a Related Party Transaction prior to approval by the Committee, the transaction will be subject to ratification by the Board of Trustees. If the Board determines not to ratify the transaction, then management will make all reasonable efforts to cancel or annul such transaction.

COMMON SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table provides, as of March 16, 2009, information as to persons who are known to us to beneficially own more than five percent of the common shares of Northeast Utilities. We do not have any other class of voting securities.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Wellington Management Company, LLP
75 State Street Boston, Massachusetts 02109	13,231,050(1)	8.5%(1)

(1)
Based on a Statement on Schedule 13G filed with the Securities and Exchange Commission by Wellington Management Company, LLP on February 17, 2009, reporting that as of December 31, 2008, Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own 13,231,050 common shares, which are held of record by clients of Wellington Management. Of these shares, Wellington Management has the shared power to vote or direct the vote of 9,605,150 common shares and the shared power to dispose or direct the disposition of all of these common shares. There were 155,834,361 common shares outstanding at December 31, 2008.

COMMON SHARE OWNERSHIP OF TRUSTEES AND MANAGEMENT

The table below shows the number of our common shares beneficially owned as of March 16, 2009 by each of our Trustees and each executive officer named in the Summary Compensation Table, as well as the number of common shares beneficially owned by all of our Trustees, and the executive officers as a group. Trustees and executive officers are subject to share ownership guidelines that are described in greater detail elsewhere in this Proxy Statement.

	Amount and Nature of Beneficial Ownership(1)

					Percent
					of	Restricted
Name	Shares		Options(2)	Total	Class	Share Units(3)

Richard H. Booth	1,000		5,000	6,000	*	24,960
Gregory B. Butler	37,031	(4)(5)(6)	0	37,031	*	37,816
John S. Clarkeson	4,052		0	4,052	*	3,000
Cotton M. Cleveland	7,732		7,500	15,232	*	22,908
Sanford Cloud, Jr.	23,799		0	23,799	*	10,565
James F. Cordes	12,903		5,000	17,903	*	16,230
E. Gail de Planque	21,432		7,500	28,932	*	6,510
John G. Graham	600		0	600	*	26,779
Elizabeth T. Kennan	4,638		0	4,638	*	25,421
Jean M. LaVecchia	13,516	(5)	22,900	36,416	*	15,591
Kenneth R. Leibler	6,932		0	6,932	*	3,801
David R. McHale	23,527	(5)(6)(7)	0	23,527	*	37,270
Leon J. Olivier	27,975	(5)	0	27,975	*	41,927
Robert E. Patricelli	36,903		7,500	44,403	*	3,000
Charles W. Shivery	50,167	(5)(8)	29,024	79,191	*	353,598
John F. Swope	11,381		7,500	18,881	*	21,871
All Trustees and Executive Officers as a Group (18 persons)	290,775		91,924	382,699	*	673,047

*	Less than 1% of common shares outstanding.

(1)	The persons named in the table have sole voting and investment power with respect to all shares beneficially owned by each of them, except as noted below.

(2)	Reflects common shares issuable upon exercise of outstanding stock options exercisable within the 60-day period after March 16, 2009

(3)
Includes unissued common shares consisting of restricted share units, deferred restricted share units and/or deferred shares, including dividend equivalents, as to which none of the individuals has voting or investment power. Also includes phantom common shares, representing employer matching contributions distributable only in cash, held by executive officers (except for Mr. McHale) who participate in our Deferred Compensation Plan for Executives. Accordingly, these securities have been excluded from the “Total” column.

(4)	Includes 33,948 shares owned jointly by Mr. Butler and his spouse with whom he shares voting and investment power.

(5)
Includes common shares held in the 401k Plan in the employee stock ownership plan account over which the holder has sole voting and investment power (Mr. Butler: 2,672 shares; Ms. LaVecchia: 2,049 shares; Mr. McHale: 3,330 shares; Mr. Olivier: 1,406 shares; and Mr. Shivery: 1,584 shares).

(6)
Includes common shares held as units in the 401k Plan invested in the NU Common Shares Fund over which the holder has sole voting and investment power (Mr. Butler: 411 shares, and Mr. McHale: 1,592 shares).

(7)	Includes 103 shares held by Mr. McHale in the 401k Plan TRAESOP/PAYSOP account over which Mr. McHale has sole voting and investment power.

(8)	Includes 1,500 shares owned jointly by Mr. Shivery and his spouse with whom he shares voting and investment power.

COMPENSATION DISCUSSION AND ANALYSIS

OVERALL OBJECTIVES OF EXECUTIVE COMPENSATION PROGRAM

The fundamental objective of our Executive Compensation Program is to motivate executives and key employees to support our strategy of investing in and operating businesses that benefit customers, employees, and shareholders. As a holding company for several regulated utilities, we are also responsible to our franchise customers to provide energy services reliably, safely, with respect for the environment and our employees, and at a reasonable cost.

The Executive Compensation Program supports its fundamental objective through the following design principles:

•
Attract and retain key executives by providing total compensation competitive with that of other executives employed by companies of similar size and complexity. The program relies on compensation data obtained from consultants’ surveys of companies and from a customized peer group to ensure that compensation opportunities are competitive and capable of attracting and retaining executives with the experience and talent required to achieve our strategic objectives. As we continue to grow and improve our transmission, distribution, and regulated generation systems, having the right talent will be critical.

•
Establish performance-based compensation that balances rewards for short-term and long-term business results. The program motivates executives to run the business well in the short term, while executing the long-term business plan to benefit both our customers and shareholders. The program aims to strike a balance between the short- and long-term programs so that they work in tandem. It also ensures that long-term objectives are not sacrificed to achieve short-term goals or vice versa.

Incentive plan performance criteria are based on a combination of financial, operational, stewardship, and strategic goals that are essential to the achievement of our business strategies. This linkage to critical goals helps to align executives with our key stakeholders: customers, employees, and shareholders. The long-term program also compares performance relative to a group of comparable utility companies.

•
Reward corporate and individual performance. Overall compensation has many metrics based on corporate performance but is also highly differentiated based on individual performance. The annual incentive program rewards both corporate performance (measured by adjusted net income) and individual performance (including individualized financial, operational, stewardship and strategic metrics). Long-term incentives are composed of a performance cash program and restricted share units (RSUs). The performance cash program pays out based on the achievement of corporate goals (cumulative net income, average return on equity, average credit rating and relative total shareholder return). The size of RSU grants reflects corporate performance during the preceding fiscal year as well as individual performance and contribution, but the ultimate value of the RSUs is based on corporate total shareholder return.

•
Encourage long-term commitment to the Company. Utility companies provide a public service and have a long-term commitment to ensure that customers receive reliable service day after day. Meeting this commitment requires specialized skills and institutional knowledge that are learned over time through local industry experience. These skills include familiarity with the regions and communities that we serve, government regulations, and long-term energy policies. In addition, utility companies rely on long-term capital investments to serve their customers.

As a result, public utilities benefit from long-service employees. We have structured our executive compensation programs to build long-term commitment as well as shareholder alignment. Providing competitive compensation opportunities and offering programs such as RSUs and supplemental retirement benefits that vest and have the ability to increase in value over time encourage long-term employment. Executive share ownership guidelines are another program component intended to build long-term shareholder alignment and commitment.

The executive officers listed in the Summary Compensation Table in this Proxy Statement whose compensation is discussed in this CD&A are referred to as the “Named Executive Officers” or “NEOs.” For 2008, our Named Executive Officers are:

•	Charles W. Shivery, Chairman of the Board, President and Chief Executive Officer

•	David R. McHale, Executive Vice President and Chief Financial Officer

•	Leon J. Olivier, Executive Vice President and Chief Operating Officer

•	Gregory B. Butler, Senior Vice President and General Counsel

•	Jean M. LaVecchia, Vice President-Human Resources, Northeast Utilities Service Company

ELEMENTS OF 2008 COMPENSATION

Set forth below is a brief description and the objective of each material element of our executive compensation program:

Compensation Element	Description	Objective

Base Salary	Fixed compensation Usually increased annually during the first quarter based on individual performance, competitive market levels, strategic importance of the role and experience in the position	Compensate officers for fulfilling their basic job responsibilities

Provide base pay commensurate with the median salaries paid to executive officers holding comparable positions in other utility companies and companies in general industry

Aid in attracting and retaining qualified personnel

Annual Incentive Program	Variable compensation based on performance against pre-established annual corporate and individual goals that is paid in cash in the first quarter following the end of the program year	Promote the achievement of annual performance objectives that represent business success for the Company, the executive, and his or her business unit or function

Long-Term Incentive Program	Variable compensation consisting of one-half RSUs and one-half performance cash (see below)

• Restricted share units (RSUs)	Common share units, which vest over a three-year period, granted based on corporate performance and individual performance and contribution	Align executive and shareholder interests through share performance and share ownership Encourage a long-term commitment to the Company

• Performance Cash Program	Long-term cash incentive that rewards individuals for corporate performance over a three-year period based on	Reward performance on key corporate priorities that are also key drivers of total shareholder return performance

Compensation Element	Description	Objective

	achieving pre-established levels of: • Cumulative net income • Average return on equity • Average credit rating • Total shareholder return relative to a group of comparable utility companies	Encourage long-term thinking and commitment to the Company

Supplemental Benefits	Supplemental Executive Retirement Plan, Nonqualified Deferred Compensation, and Perquisites	Supplemental benefits intended to help us attract and retain executive officers critical to our success by reflecting competitive practices

• Supplemental Executive Retirement Plan (Supplemental Plan)	Non-qualified pension plan, providing additional retirement income to officers beyond payments provided in our standard defined benefit retirement plan, consisting of:

• A defined benefit “make-whole” plan

• A supplemental “target” benefit
   (certain senior vice presidents and
   above only)

	Nonunion employees, including executives, hired after 2005 are ineligible for these benefits	Compensate for Internal Revenue Code limits on qualified plans Aid in retention of executives and enhance long-term commitment to the Company

• Other Nonqualified Deferred Compensation (Deferral Plan)	Opportunity to defer base salary and annual incentives, using the same investment vehicles as the NU qualified 401(k) plan, and receive matching contributions otherwise capped by Internal Revenue Code limits on qualified plans

Each year’s matching contribution vests after three years or at retirement

For executives hired after 2005, who are ineligible to participate in our defined benefit pension plan, we make contributions of 2.5%, 4.5% and 6.5%, as applicable based on the relevant bracket for the sum of the officer’s age and years of service, of cash compensation that would otherwise be capped by Internal Revenue Code limits on qualified plans	Aid executives in tax planning by allowing them to defer taxes on certain compensation

Compensate for Internal Revenue Code limits on qualified plans

Provide a competitive benefit

Aid in retention and enhance long-term commitment to the Company

Compensation Element	Description	Objective

• Perquisites	Tax preparation and financial planning reimbursement benefit Executive physical examination reimbursement plan Other perquisites including reimbursement of spousal travel expenses for business purposes	Encourage use of a professional tax advisor to properly prepare complex tax returns and leverage the value of our compensation programs

Encourage executives to undergo regular health checks to reduce the risk of losing critical employees

Discretionary benefits intended to help our executive officers be more productive and efficient

Employment Agreements	Employment agreements with certain of our Named Executive Officers provide benefits and payments upon involuntary termination and termination following a change of control. Mr. Olivier and Ms. LaVecchia participate in a “Special Severance Program” that provides other benefits and payments upon termination of employment resulting from a change-in-control	Meet competitive expectation of employment Help focus executive on shareholder interests Provide income protection in the event of involuntary loss of employment

MIX OF COMPENSATION ELEMENTS

We strive to provide executive officers with base salary, performance-based annual incentive compensation and long-term incentive compensation opportunities that are competitive with the market. The Compensation Committee determines the Total Direct Compensation for our Named Executive Officers as described under the caption entitled “Market Analysis,” below. As a result, the annual and long-term incentive target percentages for our CEO and the other executive officers listed in the Summary Compensation Table are approximately equal to competitive median incentives.

With respect to incentive compensation, the Compensation Committee believes it is important to balance short-term goals, such as generating earnings per share, with longer term goals, such as long-term value creation and maintaining a strong balance sheet. As our executive officers are promoted to more senior positions, they assume increased responsibility for implementing our long-term business plans and strategies, and a greater proportion of their total compensation is based on performance with a long-term focus. We discuss this survey data in greater detail below under the caption entitled “Market Analysis.”

The Compensation Committee determines total compensation for each executive officer based on the relative authority, duties and responsibilities of each office. Our CEO’s responsibilities for the daily operations and management of the Northeast Utilities System companies are significantly greater than the duties and responsibilities of our other executive officers. As a result, our CEO’s compensation is significantly higher than the compensation of our other executive officers. We regularly review market compensation data for executive officer positions similar to those held by our executive officers, including our CEO, and this market data continues to indicate that chief executive officers are typically paid significantly more than other executive officers. For 2008, target annual incentive and long-term incentive compensation opportunities for our CEO were 100% and 300% of base salary, respectively. For the remaining NEOs, target annual incentive compensation opportunities ranged from 45% to 65% of base salary and target long-term incentive compensation opportunities ranged from 85% to 150% of base salary. Mr. Olivier’s long-term incentive compensation target was fixed at 125% of his base salary, which is below a target of 150% of base salary typically provided to executive officers at his level, because his total compensation includes a special retirement benefit.

The following table sets forth the contribution to 2008 Total Direct Compensation (TDC) of each element of compensation, at target, reflected as a percentage of TDC, for each Named Executive Officer. Annual incentive awards and performance cash awards under the long-term incentive program were performance based and, accordingly, were at risk.

	Percentage of TDC at Target

	Performance Based (1)

			Long-Term Incentives (2)

Named Executive Officer	Base Salary	Annual Incentive	Performance Cash	RSUs (3)	TDC

Charles W. Shivery	20%	20%	30%	30%	100%
David R. McHale	32%	20%	24%	24%	100%
Leon J. Olivier	34%	22%	22%	22%	100%
Gregory B. Butler	32%	20%	24%	24%	100%
Jean M. LaVecchia	44%	20%	18%	18%	100%
NEO Average, Excluding CEO	35%	21%	22%	22%	100%

(1)	The annual incentive compensation element and performance cash awards under the long-term incentive compensation element are performance-based.
(2)	Long-term incentive compensation at target consists of equal proportions of performance cash awards and RSUs.
(3)
The percentages reflect the guideline values of RSUs at target. Actual RSUs are granted based on annual corporate and individual performance and may vary above or below target. RSUs vest over three years contingent upon continued employment.

MARKET ANALYSIS

The Compensation Committee strives to provide our executive officers with compensation opportunities over time at or above the median compensation levels for executive officers of companies comparable to us. The Committee determined executive officer TDC levels in two steps. First, the Committee determined the “market” values of executive officer compensation elements (base salaries, annual incentives and long-term incentives) as well as total compensation using compensation data obtained from other companies. The Committee reviewed compensation data obtained from two sources: (i) utility and general industry survey data and (ii) customized peer group data. The Committee then reviewed the compensation elements for each executive officer with respect to the median of these market values, and considered individual performance, experience and internal pay equity to determine the amount, if any, by which the various compensation elements should differ from median market values. Significantly, the Committee has not made an explicit commitment to compensate our executive officers through a firm and direct connection between the compensation paid by us and the compensation paid by any of the companies from which the utility and general industry survey data and the customized peer group data was obtained.

Set forth below is a description of the sources of the compensation data used by the Compensation Committee when reviewing 2008 compensation:

•
Utility and general industry survey data. The Committee analyzed compensation information obtained from surveys of diverse groups of utility and general industry companies that represent our market for executive officer talent. The Committee used the utility and general industry survey data to determine base salaries and incentive opportunities. The compensation consultant reviewed subsets of survey data applicable to utility companies correlated to reflect entities similar in size to us. Then the Committee compared utility-specific executive officer positions, including our Executive Vice President and Chief Operating Officer, to utility-specific market values. For executive officer positions that have counterparts in general industry, including our CEO; Executive Vice President and Chief Financial Officer; and Senior Vice President and General Counsel, the Committee averaged general industry comparisons with utility industry comparisons weighted equally.

•
Customized peer group data. The Committee also evaluated compensation data obtained from reviews of proxy statements from our customized group of peer utility companies. Periodically, the Committee assesses the composition of our customized peer group to ensure that the number of companies is sufficient and the companies have reasonably similar revenues. The Committee also strives to maintain year over year consistency within the group. In support of executive pay decisions during 2008, our customized peer group consisted of: (i) utilities that are substantially regulated with annual revenues that ranged from $2.7 billion to $13 billion with median annual revenues of $4.9 billion; and (ii) utilities that are less regulated and closer in size to Northeast Utilities, with annual revenues that ranged from $3.1 billion to $6.9 billion. Although we do not consider utilities that are less regulated to be direct performance peers, these companies represent potential sources of talent. The Committee considered data only for those executive officer positions where there is a title match, e.g., the CEO, Chief Financial Officer, and General Counsel. For 2008, this group consisted of the following 22 companies:

Allegheny Energy, Inc.	Great Plains Energy Incorporated	Pinnacle West Capital Corporation
Alliant Energy Corporation	NiSource Inc.	PPL Corporation
Ameren Corporation	NSTAR	Progress Energy, Inc.
CenterPoint Energy, Inc.	NV Energy, Inc.	Puget Energy, Inc.
CMS Energy Corporation	OGE Energy Corp.	SCANA Corporation
Consolidated Edison, Inc.	PG&E Corporation	TECO Energy, Inc.
Energy East Corporation	Pepco Holdings, Inc.	Wisconsin Energy Corporation
Xcel Energy Inc.

The Committee used compensation data obtained from these companies for insights into incentive compensation design practices and compensation levels, although no specific actions were taken in 2008 directly as a result of this data. In 2008, the Committee also used a subset of this group for performance comparisons under the performance cash program as described below under the caption entitled “2008 – 2010 Long-Term Incentive Program.” The Committee periodically adjusts the target percentages of annual and long-term incentives based on the survey data to ensure that they continue to represent market median levels. Adjustments are made gradually over time to avoid radical changes.

The Compensation Committee also sets supplemental benefits at levels that provide market-based compensation opportunities to the executive officers. Compensation includes perquisites to the extent they serve business purposes. The Committee periodically reviews the general market for supplemental benefits and perquisites using utility and general industry survey data, sometimes including data obtained from companies in the customized peer group. Benefits are adjusted occasionally to help maintain market parity. When the market trend for supplemental benefits reflects a general reduction, (e.g., the elimination of defined benefit pension plans), the Committee has reduced these benefits only for newly hired officers. The Committee reviewed our supplemental retirement practices most recently in 2005 and 2006, as described in more detail below under the caption entitled “Supplemental Benefits.”

BASE SALARY

The Compensation Committee reviews executive officers’ base salaries annually. The Committee considers the following specific factors when setting or adjusting base salaries:

•	Annual individual performance appraisals

•	Market pay movement across industries (determined through market analysis)

•	Targeted market pay positioning for each executive officer

•	Individual experience and years of service

•	Changes in corporate focus with respect to strategic importance of a position

•	Internal equity

Individuals who are performing well in strategic positions are likely to have their base salaries increased more significantly than other individuals. From time-to-time, economic conditions and corporate performance has caused salary increases to be postponed. The Committee prefers to reflect subpar corporate performance through the variable pay components.

Based on these considerations, the Compensation Committee, acting jointly with the Corporate Governance Committee, recommended to the Board of Trustees a salary increase in 2008 for our CEO of 3.5%, which was approved by the Board. Mr. Shivery’s base salary was increased to recognize his level of contribution in the CEO role. The Compensation Committee also approved base salary increases for the other NEOs in 2008 as follows: Mr. McHale: 11.1%; Mr. Olivier: 15.8%; Mr. Butler: 5.0%; and Ms. LaVecchia: 7.0%. Mr. Olivier’s salary increase was primarily related to his new responsibilities as Executive Vice President and Chief Operating Officer in May 2008. Mr. McHale’s salary increase was based primarily on his increased experience and individual performance during 2008. Mr. Butler’s increase recognized increasing competitive pay levels for top legal professionals and his responsibilities in addition to oversight of the legal function. Ms. LaVecchia’s increase recognized her continuing significant contributions to the company.

INCENTIVE COMPENSATION

The annual incentive program and the long-term incentive program are provided under the Northeast Utilities Incentive Plan, which was approved by our shareholders at the 2007 Annual Meeting of Shareholders. The annual incentive program provides cash compensation intended to reward performance under our annual operating plans. The long-term incentive program is designed to reward demonstrated performance and leadership, motivate future superior performance, align the interests of the executive officers with those of our shareholders and retain the executive officers during the term of awards. Awards under the long-term incentive program consist of two elements of compensation, RSUs and performance cash. The Compensation Committee selected RSUs as the equity component of long-term awards because utility companies create value for shareholders through the payment of periodic dividends as well as through share price appreciation. The annual and long-term programs are intended to work in tandem so that achievement of our annual goals leads us towards attainment of our long-term financial goals.

Incentive awards are based on objective financial performance goals established by the Compensation Committee with the advice of the Finance Committee. The Compensation Committee sets the performance goals annually for new annual incentive and long-term incentive program performance periods, depending on our business focus for the then-current year and the long-term strategic plan.

2008 ANNUAL INCENTIVE PROGRAM

The 2008 Annual Incentive Program consisted of a corporate goal plus individual goals for each NEO. The Compensation Committee set the annual incentive compensation targets for 2008 at 100% of base salary for our CEO and at 45% to 65% of base salary for the other NEOs. The annual incentive compensation targets are used as guidelines for the determination of annual incentive payments, but actual annual incentive payments may vary significantly from these targets, depending on individual and corporate performance. Actual annual incentive payments may equal up to two times target if we achieve superior financial and operational results. The opportunity to earn up to two times the incentive target reflects the Compensation

Committee’s belief that executive officers have significant ability to affect performance outcomes. However, we do not pay annual incentive awards if minimum levels of financial performance are not met. A total of 27 executive officers, including the NEOs, participated in the 2008 Annual Incentive Program.

If our earnings were to be restated as a result of noncompliance with accounting rules caused by fraud or misconduct, the Sarbanes-Oxley Act of 2002 would require our CEO and our Chief Financial Officer to reimburse us for certain incentive compensation received by each of them. To the extent that reimbursement were not required under Sarbanes-Oxley, our Incentive Plan would require any employee whose misconduct or fraud caused such restatement, as determined by the Board of Trustees, to reimburse us for any incentive compensation received by him or her. To date, there have been no restatements to which either the Sarbanes-Oxley reimbursement provisions or the Incentive Plan reimbursement provisions would apply.

2008 Corporate Goal

The objective of the 2008 Annual Incentive Program corporate goal for the NEOs was to achieve an adjusted net income (ANI) target established by the Compensation Committee. ANI is defined as consolidated Northeast Utilities net income adjusted to exclude the effect of certain nonrecurring income and expense items or events. The Committee uses ANI because it believes that ANI serves as an indicator of ongoing operating performance. The minimum payout under the corporate goal was set at 50% of target and would have occurred if actual ANI had been at least 90% of the ANI target. The maximum payout under the corporate goal was set at 200% of target and would have occurred if actual ANI had been at least 10% above the ANI target. The payment of any amount of annual incentive compensation related to individual goals required actual ANI to be at least 80% of the ANI target.

For 2008, the Compensation Committee established the ANI target at $278.8 million. The ANI target reflects the midpoint of the range of internal ANI estimates calculated at the beginning of the year. The ANI thresholds for the individual and corporate goals appear below (dollars in millions):

Threshold For	Minimum		Maximum
Individual Goals	Corporate Goal		Corporate Goal
(20% below	(10% below		(10% above	Actual
ANI Target)	ANI Target)	2008 ANI Target	ANI Target)	2008 ANI

$223.0	$250.9	$278.8	$306.7	$291.5

The Compensation Committee set the ANI threshold for achieving individual goals and the minimum and maximum corporate goals in its discretion based on the following factors:

•	An assessment of the potential volatility in results through an evaluation of critical elements of the strategic business plan, both individually and in combination with each other;

•	The degree of difficulty in achieving the ANI target; and

•	The minimum acceptable ANI.

At the time that the Compensation Committee established the performance goals for 2008, the Committee also considered and agreed upon exclusions from ANI consisting of certain nonrecurring income and expense items or events that were either beyond the control of management generally or related to a decision by the Committee not to penalize executive officers for making correct strategic business decisions. The Compensation Committee approved all final exclusions from ANI. The income and expense items set forth below were excluded from ANI in 2008.

Specific 2008
Adjustments
Excludable Categories	($ in millions)

Changes to net income as the result of accounting or tax law changes	$(3.2)
Unexpected costs related to nuclear decommissioning
Unexpected costs related to environmental remediation at Holyoke Water Power Company	$(1.7)
Impairments on goodwill acquired before 2003 (more than five years prior to the beginning of this program period)	—
Changes to net income resulting from any settlement of, or final Decision in, ongoing litigation with Consolidated Edison	$(25.8)
Unusual Internal Revenue Service /regulatory decisions	—
Divestiture or discontinuance of a significant segment or component of our competitive businesses	—
Acquisition of shares or assets of another entity comprising an additional segment or component of our business	—
Net Adjustments:	$(30.7)

2008 Individual Goals

The 2008 Annual Incentive Program individual goals included various financial, operational, stewardship, and strategic metrics that are drivers of overall corporate performance. The achievement of individual goals would result in an annual incentive payment only if actual ANI is at least 80% of the ANI target. This ANI threshold satisfies the requirements of Section 162(m) of the Internal Revenue Code. Upon achieving this ANI threshold, the maximum payout is possible for individual goals for every participant.

The Committee acts in its discretion under Section 162(m) and related Internal Revenue Service rules and regulations to ensure that incentive compensation payments are “qualified performance based compensation” not subject to the $1 million limitation on deductibility. The Compensation Committee acting jointly with the Corporate Governance Committee determines the CEO’s proposed annual incentive program payment based on the extent to which individual and corporate goals have been achieved. The Compensation Committee recommends to the Board of Trustees for approval the proposed award for the CEO. For the remaining NEOs, the CEO recommends annual incentive awards to the Compensation Committee for its approval. NEOs are eligible to receive up to two times the annual incentive compensation target for the individual portion of the award.

Goal Weightings for 2008

The following table sets forth the weighting of the annual incentive program corporate goal and individual goals of each NEO’s compensation for 2008. These weightings reflect the Compensation Committee’s desire to balance individual accountability with teamwork across the organization. Individual goals range from 40% to 70% of the total annual incentive program target. Certain of our NEO’s individual performance goals are subjective in nature and cannot be measured either by reference to existing financial metrics or by using pre-determined mathematical formulas. The Committee believes that it is important to exercise judgment and discretion when determining the extent to which each NEO satisfies subjective individual performance goals. The Committee considers these goals along with several factors, including overall individual performance, corporate performance, prior year compensation and the other factors discussed below.

Name and	Corporate	Individual
Principal	Goal	Goal
Position	Weighting	Weighting	Brief Description of Material Individual Goals

Charles W. Shivery Chairman of the Board, President, and Chief Executive Officer	60%	40%	Ensure effective execution of the Company’s strategic plan and the 2008 operating and capital plans with special emphasis on meeting operational objectives (25% of individual goals).

Develop a strategy and position the company to take advantage of opportunities beyond 2008 through the appropriate alignment of strategy, organizational structure, resources and culture. Define the company’s vision with respect to climate change and implement strategies consistent with that vision. Achieve improvements in the company’s reputation among its stakeholders (20% of individual goals).

Continue progress in continued development and implementation of energy policy in New England consistent with the company’s strategic plan to benefit customers. Achieve successful outcomes in federal and state regulatory and legislative proceedings to support that strategy (20% of individual goals).

Create a strategy that brings a customer focus to the forefront of the organization; communicate expectations and standards around the customer’s experience (20% of individual goals).

Continue to implement cultural changes required for the company to succeed in an evolving environment. Define and promote a culture of safety. Lead through tone and actions our efforts to realize our vision and create an inclusive environment and a diverse workforce (15% of individual goals).

David R. McHale Executive Vice President and Chief Financial Officer	60%	40%	Achieve strategic initiatives: Operational planning, risk management, common equity requirements, and capital allocation (30% of individual goals).

Achieve successful business execution: Lead efforts in rate cases, regulatory strategy, energy policy, and corporate cost analysis and management (25% of individual goals).

Manage competitive businesses and divestiture (20% of individual goals).

Provide internal customer service to operating companies and other corporate center groups (10% of individual goals).

Achieve organization development goals: complete new financial planning organization; launch the Finance Academy; implement succession development plans; meet goals for safety and diversity and act on employee survey results (15% of individual goals).

Name and	Corporate	Individual
Principal	Goal	Goal
Position	Weighting	Weighting	Brief Description of Material Individual Goals

Leon J. Olivier Executive Vice President and Chief Operating Officer	50%	50%	Execute utility operations 2008 operating budget and operating plans (45% of individual goals).

Manage the New England East-West Solution project, a joint project with National Grid designed to improve reliability and electric transfer capability in Springfield, Massachusetts and central and northeast Connecticut (10% of individual goals).

Work with the CEO and members of the executive team to build stakeholder confidence (10% of individual goals).

Implement customer experience initiatives and complete the customer service integration for the operating companies (15% of individual goals).

Establish a company-wide safety culture that promotes an environment where safety is valued by every employee (10% of individual goals).

Advance the company’s strategic objectives and implement appropriate actions surrounding climate change (10% of individual goals).

Gregory B. Butler Senior Vice President and General Counsel	50%	50%	Manage Legal Department to enable the company to achieve its strategic plan and 2008 operating and capital financing objectives (20% of individual goals).

Improve the company’s corporate position through enhanced communications focused on building the company’s reputation among various stakeholders (20% of individual goals).

Achieve successful outcomes in federal and state energy regulatory policy and ratemaking proceedings (20% of individual goals).

Influence, support and provide expertise for the company’s strategic initiatives and emerging opportunities (20% of individual goals).

Stewardship goals including response to employee survey results, response to climate change factors, and contribute to enhancing a diverse and inclusive environment (10% of individual goals).

Support operating companies and other Corporate Center groups to balance business initiatives, cost and customer service stewardship (10% of individual goals).

Jean M. LaVecchia Vice President-Human Resources	50%	50%	Workforce planning, to include re-assessments of short-term and long-term needs, employee workforce awareness program, internal management development and external recruiting initiatives (50% of individual goals).

Expand talent management process for succession policy, high potential talent and emerging talent (10% of individual goals).

Implement work environment objectives including responses to the comprehensive employee survey, diversity and inclusion, and ethical workplace education (10% of individual goals).

Develop compensation and benefits programs including health and wellness programs, implement benefits changes, and conduct a comprehensive compensation analysis (10% of individual goals).

Name and	Corporate	Individual
Principal	Goal	Goal
Position	Weighting	Weighting	Brief Description of Material Individual Goals

Achieve top quartile safety performance, develop safety campaign targeting contractors and the public, implement a system-wide safety manual and establish a safety partnering effort among the operating companies and employees (10% of individual goals).

Coordinate with the Chief Customer Officer to develop and implement Customer Experience goals and objectives (10% of individual goals).

2008 Results

The 2008 actual ANI was $291.5 million, which exceeded the target ANI amount for the annual program corporate goal, but was less than the maximum ANI amount. As a result, a portion of the total annual incentive payment to each NEO was attributable to achieving the corporate goal at 146% of target. In addition, the 2008 actual ANI exceeded the individual goal threshold. Accordingly, the balance of the annual incentive payment to each NEO was based on the extent to which each NEO achieved his or her individual goals.

CEO Annual Incentive Payment

The Compensation Committee and the Corporate Governance Committee assessed Mr. Shivery’s performance on his individual goals described in the table on page 29. Set forth below is a description of the Committees’ assessment of Mr. Shivery’s performance against these goals:

•
Mr. Shivery’s execution of our long-term strategic plan as well as our 2008 operating and capital plans was well above expectations. We completed all of our remaining southwest Connecticut transmission projects. The major project, the 69-mile transmission line between Middletown and Norwalk Connecticut, was completed one year ahead of schedule and below budget. We achieved successful outcomes in various legislative and regulatory proceedings, including obtaining an order from the Federal Energy Regulatory Commission providing a favorable base return on equity and incentives, including one for the use of advanced technologies. Implementation of the $6 billion capital investment program is on track and has yielded increased earnings and improved reliability. Distribution, generation and the new liquefied natural gas facilities operated reliably.

•
Mr. Shivery’s work toward developing our strategy and positioning us for the future was well above expectations. We proposed jointly with NSTAR the Hydro-Québec project, a visionary long-term project to deliver low-carbon power to New England over a new transmission line between northern New England and Hydro-Québec in eastern Canada. Northeast Utilities continues to remain financially strong in the face of extreme disruptions in the financial markets. Significant positive steps were taken to improve the company’s culture of performance and accountability and expand leadership visibility. Key members of management were assigned to positions with new or expanded responsibilities in order to increase their overall experience and better position us for continued success. We continued to improve in enterprise risk management and communications strategy and execution.

•
Mr. Shivery’s role in energy policy initiatives in New England met expectations at both the federal and state levels. Of particular note were various programs to reduce the environmental impact of electricity generation, including the Hydro-Québec project with NSTAR, which is expected to provide a competitive source of clean power that is favorable in comparison to current alternatives; preliminary work to obtain approval for solar generation as permitted by the Massachusetts Green Communities Act; initiation of an advanced metering infrastructure pilot program in Connecticut; and continued progress on the Northern Loop project in New Hampshire, all of which are expected to provide long-term benefits to our customers and communities and competitive returns to our investors. We continued to help shape legislative policy related to climate change. Mr. Shivery also co-chairs the Edison Electricity Institute (EEI) Energy Delivery Committee, which has helped frame EEI positions around critical energy policy issues on a national and regional level.

•
On balance, Mr. Shivery’s performance regarding customer focus goals met expectations. We recruited a new customer experience officer who oversaw the strengthening of our customer service organization, including developing a customer experience vision, establishing standards of service excellence, and implementing our customer service integration system. In addition, we undertook extensive regulatory and stakeholder outreach.

•
Mr. Shivery’s efforts to align the company’s culture with our business strategies, improve safety performance and increase diversity met expectations. Increased focus was placed on development of leaders at all levels, and on development of critical engineering and financial talent to ensure the continuity of institutional knowledge critical to our success. Our safety performance improved measurably in 2008. An increase in diversity at multiple leadership levels and throughout the organization was achieved.

The Compensation Committee and the Corporate Governance Committee jointly considered Mr. Shivery’s performance on all of the individual performance goals set forth on page 29. Coupled with our overall corporate performance measured by ANI, the committee members applied judgment to determine their recommendation for Mr. Shivery’s annual incentive payment. Following a detailed review of these factors without Mr. Shivery present, the Board of Trustees awarded Mr. Shivery an annual incentive payment of $1,519,129 for 2008, consisting of $935,046 attributable to the achievement of 146% of the corporate goal and an additional $584,083 attributable to Mr. Shivery’s performance of his individual goals. The Board of Trustees determined that this annual incentive payment was consistent with Mr. Shivery’s above-expectations performance based on corporate, financial and individual criteria established for 2008. Mr. Shivery’s annual incentive payment exceeds that of the other NEOs because of his significantly greater duties and responsibilities as our CEO.

NEO Annual Incentive Payments

In addition to our corporate ANI goal described above, the Compensation Committee considered individual performance goals and other factors in determining the annual incentive payments for each of the other NEOs. These factors included the annual incentive payment recommendations made by our CEO with respect to each of the NEOs and the scope of each NEO’s responsibilities, performance, and impact on or contribution to our corporate success and growth. The annual incentives paid to each NEO as described below include the corporate ANI goal component for 2008.

The Compensation Committee determined that Mr. McHale and his organization provided critical guidance and support for our strategies involving the Northern Solutions and Hydro-Québec major transmission projects, the Massachusetts Green Communities Act, and Connecticut peaking generation. Mr. McHale and his team took significant positive steps to ensure that we remained financially strong despite extreme disruptions in the financial markets. Current credit ratings and rating agency outlooks on us and our four regulated utilities were maintained despite significant capital expenditure projections and volatile market conditions. In addition, Mr. McHale’s organization implemented the NU Finance Academy, which is designed to strengthen employees’ business knowledge in support of our organization development efforts. Finally, Mr. McHale and his team successfully managed the market risk of our competitive businesses while achieving above-budget net income. Based on his demonstrated leadership and this assessment of his successes, the Compensation Committee awarded Mr. McHale an annual incentive payment of $465,520 for 2008.

The Compensation Committee determined that Mr. Olivier and his team effectively executed our operating plan and the 2008 components of our five-year strategic plan, including the early and below-budget completion of the Middletown-Norwalk transmission line, significant safety improvements, and effective completion of the year’s capital program. In addition, through their actions, Mr. Olivier and his team were successful in increasing our external stakeholders’ understanding of the benefits of our strategies around meeting the resource, environmental and energy supply needs of our region. Mr. Olivier and his team also made significant progress in improving customer experience, including the completion and launch of our integrated customer service system and an extensive reorganization of the customer experience organization. Based on his demonstrated leadership and the Committee’s assessment of his successes, the Committee awarded Mr. Olivier an annual incentive payment of $494,571 for 2008.

The Compensation Committee determined that Mr. Butler’s team advanced our position on regional energy policy considerably in Connecticut, Massachusetts and New Hampshire, which will ultimately provide benefits to customers and shareholders. In addition, Mr. Butler’s team provided extensive support for various strategic initiatives, including the Northern Solutions and Hydro-Québec major transmission projects and the Massachusetts Green Communities Act. Mr. Butler and his team contributed significantly to our regulatory and financial strategies by achieving favorable outcomes in various federal and state regulatory proceedings. His team also supported our operating subsidiaries as each of them executed their operating plans. Based upon these successes, the Compensation Committee awarded Mr. Butler an annual incentive payment of $361,286 for 2008.

The Compensation Committee determined that Ms. LaVecchia and her team implemented and supported a number of programs designed to ensure that we have talented leaders for the future and enhance our inclusive environment. She and her team used collaborative grants from several external organizations to help fund programs designed to expand the region’s workforce pool. Ms. LaVecchia and her team also initiated programs to ensure the continuity of institutional knowledge critical to our success. Ms. LaVecchia and her team provided leadership in developing and implementing a plan for achieving top quartile safety performance and in enhancing the customer service orientation of our employees. Finally, Ms. LaVecchia and her team developed and implemented a benefits strategy designed to meet anticipated employment challenges while reducing financial risk to our company. Based upon these successes and her demonstrated leadership within the company and our community, the Compensation Committee awarded Ms. LaVecchia an annual incentive payment of $188,317 for 2008.

LONG-TERM INCENTIVE PROGRAM

General

Under our Long-Term Incentive Programs, the Compensation Committee acting jointly with the Corporate Governance Committee recommends to the Board of Trustees a long-term incentive target grant value for our CEO as a percentage of base salary on the date of grant. This recommendation is forwarded to the Board for approval. The Compensation Committee also approves long-term incentive target grant values for each of the other NEOs as a percentage of base salary on the date of grant. At target, each grant typically consists of one-half RSUs and one-half performance cash, subject to adjustment by the Compensation Committee (except the Compensation Committee acts jointly with the Corporate Governance Committee in recommending to the Board of Trustees adjustments to our CEO’s targets), reflecting the Committee’s desire to balance total shareholder return with our corporate financial performance.

In 2008, the Compensation Committee acting jointly with the Corporate Governance Committee recommended to the Board of Trustees a long-term incentive compensation target for our CEO at 300% of base salary, which the Board approved. The Compensation Committee established long-term incentive compensation targets at 85% to 150% of base salary for the remaining NEOs. Mr. Olivier’s long-term incentive compensation target was fixed at 125% of his base salary, which is below a target of 150% of base salary typically provided to executive officers at his level, because his compensation includes a special retirement benefit.

Restricted Share Units (RSUs)

Each RSU granted under the long-term incentive program entitles the holder to receive one NU common share at the time of vesting. All RSUs granted in 2008 will vest in equal annual installments over three years. RSU holders are eligible to receive dividend equivalents on outstanding RSUs held by them to the same extent that dividends are declared and paid on our common shares. Dividend equivalents are accounted for as additional common shares that accrue and are distributed with the common shares issued upon vesting of the underlying RSUs.

General

Annually, the Compensation Committee determines RSU grants for each executive officer participating in the long-term incentive program. Initially, the target RSU grants are equal to one-half of the long-term incentive compensation target for each executive officer. RSU grants are based on a percentage of base salary and measured in dollars. The percentage used for each executive officer is based on the executive officer’s position in the company and ranges from 17.5% to 75% of salary except for our CEO, whose percentage is set at 150%. The aggregate dollar amount of the RSU grants at target for each executive officer constitutes the target RSU Pool for that particular long-term incentive program. The Committee reserves the right to increase or decrease the target RSU Pool based on our overall corporate performance during the preceding fiscal year. In its discretion, the Committee may also increase or decrease RSU grants for individual executive officers based on the contribution by the executive officer to our long-term strategic direction and the Committee’s assessment of the need to motivate the executive officer’s future performance. The Compensation Committee acting jointly with the Corporate Governance Committee recommends to the Board of Trustees the final RSU grant for our CEO. Based on input from our CEO, the Compensation Committee determines the final RSU grants for each of the other executive officers, including the other NEOs. Increases or decreases to target RSU grants for our executive officers will increase or decrease their compensation as compared to the compensation of executive officers of utilities listed in our customized peer group. Increases or decreases to individual target RSU grants will also correspondingly increase or decrease the RSU Pool.

All RSUs are granted on the date of the Committee meeting at which they are approved. RSU grants are subsequently converted from dollars into NU common share equivalents by dividing the amount of each award by the average closing price for NU common shares during the last ten trading days in January in the year of the grant.

2008 RSU Grants

For 2008, the target RSU Pool totaled approximately $4.4 million, representing the sum of all RSU grants, at target, for all 27 executive officers participating in the long-term incentive program. The Committee decided to increase the target RSU Pool based on our financial, operational and strategic performance during 2007. The Committee, using its judgment and experience, subjectively determined that our performance in 2007 both improved our strategic position and enhanced shareholder value. The Committee approved individual RSU grants for the executive officers, excluding our CEO, that totaled 113% of target. These grants were based on input from our CEO, the Committee’s subjective assessment of each executive officer’s individual performance and contribution to our long-term strategic direction in 2007, and the desire to motivate each executive officer’s future performance. The Compensation Committee acting jointly with the Corporate Governance Committee recommended to the Board of Trustees an RSU grant for our CEO of 125% of target based on our corporate performance in 2007 and the Committees’ subjective assessment of our CEO’s individual performance and contributions to our long-term strategic direction in 2007. The final RSU Pool for executive officers, including our CEO, totaled approximately $5.2 million, or 117% of target. Dividing the final RSU Pool by $28.40, the average closing price for NU common shares during the last ten trading days in January 2008, resulted in an aggregate of 181,846 RSUs. The following RSU grants were approved, reflected as a percentage of target and in RSUs, based on individual performance and contributions: Mr. Shivery: 125% (68,332 RSUs); Mr. McHale: 125% (16,505 RSUs); Mr. Olivier: 125% (14,717 RSUs); Mr. Butler: 110% (11,823 RSUs); and Ms. LaVecchia: 110% (4,884 RSUs).

Share Ownership Guidelines

Effective in 2006, the Compensation Committee approved share ownership guidelines to emphasize the significance of increased share ownership by certain of our executive officers. The Committee subsequently reviewed the guidelines for these executive officers and determined that they remain reasonable and require no modification.

Ownership Guidelines
Executive Officer	(Number of Shares)

CEO	200,000
EVPs / SVPs	30,000 – 45,000
Subsidiary presidents and key department heads	17,500

At the time the share ownership guidelines were implemented, the Committee required our executive officers to attain these ownership levels within five years. The Committee requires all newly-elected executive officers to attain the ownership levels within seven years. All of our NEOs are currently at, or close to, these levels. Common shares, whether held of record, in street name, or in individual 401(k) accounts, and RSUs all satisfy the guidelines. Unexercised stock options do not count toward the ownership guidelines.

Performance Cash Program

General

The Performance Cash Program is a performance-based component of our long-term incentive program. Performance cash awards are equal to one-half of total individual long-term incentive awards at target. A new three-year program commences every year. Payment under a program depends on the extent to which we achieve goals in the four metrics described below during each year of the program, except as reduced in the discretion of the Compensation Committee. The Compensation Committee determines the actual amounts payable, if any, only after the end of the final year in the respective program.

•
Cumulative Adjusted Net Income, which is consolidated Northeast Utilities net income adjusted by the Compensation Committee to exclude the effects of certain nonrecurring income and expense items or events (which we defined as ANI under the annual incentive program) over the three years in a program.

•	Average adjusted ROE, which is the average of the annual return on equity for the three years in a program. The Committee adjusts average ROE on the same basis as cumulative adjusted net income.

•
Average credit rating of Northeast Utilities (excluding the regulated utilities), which is the time-weighted average daily credit rating by the rating agencies Standard & Poor’s, Moody’s, and Fitch. The metric is calculated by assigning numerical values to credit ratings (A or A2: 5; A- or A3: 4; BBB+ or Baa1: 3; BBB or Baa2: 2; and BBB- or Baa3: 1) so that a high numerical value represents a high credit rating. In addition to average credit rating objectives, the ratings of Northeast Utilities by S&P and Moody’s must remain above investment grade.

•	Relative total shareholder return of Northeast Utilities as compared to the return of the utility companies listed in the performance peer group identified for each Performance Cash Program.

The Committee weighs each of the four metrics equally, reflecting the Compensation Committee’s belief that these areas are critical measurements of corporate success. The Committee measures the cumulative adjusted net income, average adjusted ROE, and average credit rating, because these metrics are directly related to our multi-year business plan in effect at the beginning of the three-year program. The Committee also measures relative total shareholder return to emphasize to the plan participants the importance of achieving total shareholder returns that are comparable to the returns for companies listed in the performance peer group. We are required to achieve a minimum level of performance under each metric before any amount is payable with respect to that metric. If we achieve the minimum level of performance, then the resulting payout will equal 50% of the target. If we achieve the maximum level of performance, then the resulting payout will equal 150% of target. The Committee fixed the minimum opportunity at 50% of target and the maximum opportunity at 150% of target because the Committee believes this range is consistent with the ranges used by companies listed in the performance peer group.

The performance peer groups used by the Committee for performance comparisons under each of the three Performance Cash Programs in effect during 2008 and described below consisted of a subset of the customized peer group described on page 25. The performance peer group companies for each program are listed in footnote 1 accompanying each table. The performance peer groups represent companies with investment profiles, including growth potential, business models and areas of focus substantially similar to ours. The Committee compared our total shareholder return to the total shareholder returns of the companies in the performance peer group. The customized peer group has historically been larger than the performance peer groups because we compete for talent with more companies than those with which we compete for investment. However, beginning with the 2009 – 2011 Long-Term Incentive Program, to simplify the peer group structure, the Committee is using the full customized peer group to evaluate the total shareholder return metric. See “2009 Changes.”

2006 – 2008 Performance Cash Program

The Compensation Committee approved the 2006 – 2008 Performance Cash Program in early 2006. Upon completion of our fiscal year ended 2008, the Committee determined that we achieved goals under each of the four metrics during the three-year program and, accordingly, that awards under the program were payable at an overall level of 138% of target.

The 2006 – 2008 program included goals in four metrics: cumulative adjusted net income, average adjusted ROE, average credit rating, and relative total shareholder return, as described below. For the 2006 – 2008 program, cumulative adjusted net income and average adjusted ROE excluded the positive and negative effects of the following nonrecurring income and expense items or events: divestiture or discontinuance of a segment or component of our business and net income associated with Northeast Utilities Enterprises, Inc., one of our subsidiaries.

The table set forth below describes the goals under the 2006 – 2008 program and our actual results during that period:

2006 – 2008 Program Goals

Goal	Minimum	Target	Maximum	Actual Result
Cumulative Adjusted Net Income ($ in millions)	$531.3	$557.9	$585.4	$733.5

Average Adjusted ROE	7.4%	7.8%	8.1%	8.9%

Average Credit Rating	1.2	1.7	2.2	1.7

Relative Total Shareholder Return (percentile) (1)	40th	60th	80th	86th

(1)
The performance peer group for the 2006 – 2008 program included Northeast Utilities and the following companies: Allegheny Energy, Inc., Alliant Energy Corporation, Ameren Corporation, CenterPoint Energy, Inc., Consolidated Edison Inc., Energy East Corporation, KeySpan Corporation, NiSource Inc., NSTAR, NV Energy, Inc., Pinnacle West Capital Corporation, Pepco Holdings Inc., Puget Energy, Inc., SCANA Corporation, Wisconsin Energy Corporation, and Xcel Energy Inc.

Based on our financial performance during the three-year performance period of the 2006 – 2008 Performance Cash Program, the Committee approved the following payments: Mr. Shivery: $1,738,800; Mr. McHale: $284,694; Mr. Olivier: $345,000; Mr. Butler: $362,388; and Ms. LaVecchia: $145,452. The payments were determined pursuant to formulas set forth in the 2006 – 2008 Performance Cash Program and were not subject to the discretion of the Compensation Committee.

2007 – 2009 Performance Cash Program

The Committee approved the 2007 – 2009 Performance Cash Program goals in early 2007. No amounts have been paid under this program, and the Committee will not determine whether any amounts are payable until the end of our 2009 fiscal year, which is the final year in the three-year program.

The 2007 – 2009 program also includes goals in four metrics: cumulative adjusted net income, average adjusted ROE, average credit rating, and relative total shareholder return, as described below. For the 2007 – 2009 program, cumulative adjusted net income and average adjusted ROE exclude the positive and negative effects of the following nonrecurring income and expense items or events: accounting or tax law changes; unusual Internal Revenue Service or regulatory issues; unexpected changes in costs related to nuclear decommissioning; unexpected changes in costs related to environmental remediation of the Holyoke Water Power Company; divestiture or discontinuance of a segment or component of our business; mark-to-market impacts of agreements to which we or any of our competitive subsidiaries are parties; unbudgeted charitable contributions; impairments on goodwill acquired before 2002 (more than five years prior to the beginning of this program cycle); and the impact of the litigation settlement with Consolidated Edison, Inc.

The table set forth below describes the goals under the 2007 – 2009 program:

2007 – 2009 Program Goals

Goal	Minimum	Target	Maximum
Cumulative Adjusted Net Income ($ in millions)	$753.2	$836.9	$920.6

Average Adjusted ROE	8.4%	9.2%	10.0%

Average Credit Rating	1.2	1.7	2.2

Relative Total Shareholder Return (percentile) (1)	40th	60th	80th

(1)
The performance peer group for the 2007 – 2009 program includes Northeast Utilities and the following companies: Allegheny Energy, Inc., Alliant Energy Corporation, Ameren Corporation, CenterPoint Energy, Inc., Consolidated Edison, Inc., Energy East Corporation, NiSource, Inc., NSTAR, NV Energy,

Inc., Pepco Holdings, Inc., Pinnacle West Capital Corporation, Puget Energy, Inc., SCANA Corporation, Wisconsin Energy Corporation and Xcel Energy Inc.

2008 – 2010 Performance Cash Program

The Committee approved the 2008 – 2010 Performance Cash Program goals in early 2008. No amounts have been paid under this program, and the Committee will not determine whether any amounts are payable until the end of our 2010 fiscal year, which is the final year in the three-year program.

The 2008 – 2010 program also includes goals in four metrics: cumulative adjusted net income, average adjusted ROE, average credit rating, and relative total shareholder return, as described below. For the 2008 – 2010 program, cumulative adjusted net income and average adjusted ROE exclude the positive and negative effects of the following nonrecurring income and expense items or events: accounting or tax law changes; unusual Internal Revenue Service or regulatory issues; unexpected changes in costs related to nuclear decommissioning; unexpected changes in costs related to environmental remediation of the Holyoke Water Power Company; divestiture or discontinuance of a segment or component of our business; the acquisition of shares or assets of another entity comprising an additional segment or component of our business; impairments on goodwill acquired before 2003 (more than five years prior to the beginning of this program cycle); and the impact of the litigation settlement with Consolidated Edison, Inc.

The table set forth below describes the goals under the 2008 – 2010 program:

2008 – 2010 Program Goals

Goal	Minimum	Target	Maximum
Cumulative Adjusted Net Income ($ in millions)	$845.7	$939.7	$1,033.7

Average Adjusted ROE	8.6%	9.5%	10.5%

Average Credit Rating	1.2	1.7	2.2

Relative Total Shareholder Return (percentile) (1)	40th	60th	80th

(1)
The performance peer group for the 2008 – 2010 program includes Northeast Utilities and the following companies: Allegheny Energy, Inc., Alliant Energy Corporation, Ameren Corporation, CenterPoint Energy, Inc., CMS Energy Corporation, Consolidated Edison, Inc., NiSource, Inc., NSTAR, NV Energy, Inc., Pepco Holdings, Inc., Pinnacle West Capital Corporation, SCANA Corporation, TECO Energy, Inc., Wisconsin Energy Corporation and Xcel Energy Inc.

2009 CHANGES

Customized Peer Group

As discussed previously under the caption “Market Analysis,” to the extent practicable, year over year peer group consistency is important, because a large shift in peer company demographics can materially affect competitive compensation findings. While the Compensation Committee strives to maintain a consistent set of peer companies from year to year to avoid volatility in competitive compensation findings used for comparison across companies, the Committee modified the peer group for 2009. The modifications were necessary because the Committee changed its selection criteria. In the past, as described previously, the Committee had differentiated among utilities that were “substantially regulated” and “less regulated.” This distinction proved to be unnecessary and complex because we compete for executive talent with peer utility companies having different levels of regulated utility business. Therefore, the Committee decided to stop considering this criterion for the peer group beginning in 2009. However, the Committee continued to apply the size criterion (revenue between $3 billion and $13 billion). As a result, the new peer group includes the addition of two new peer utility companies, Integrys Energy Group Inc. and DTE Energy Company, and the removal of two companies, PPL Corporation and PG&E Corporation. The Committee also removed two additional companies, Puget Energy, Inc. and Energy East Corporation, due to pending or finalized acquisitions.

Furthermore, in an effort to simplify the peer group structure, beginning in 2009, the Committee is using the same customized peer group for both market analysis and performance comparisons.

The Committee’s review of these minor changes to our customized peer group indicates that they would not have materially affected the historical results of the Committee’s market analyses or the results of the Performance Cash component of our long-term incentive programs.

2009 – 2011 Long-Term Incentive Program

In 2009, the Compensation Committee changed the components of the long-term incentive program to strengthen the connection between compensation and performance. For the 2009 – 2011 Long-Term Incentive Program, the grant value at target consisted of 25% RSUs, 25% performance shares, and 50% performance cash. Performance shares are denominated in our common shares that replace half of the targeted RSU grant from previous programs. Like performance cash, performance shares will be distributed only at the end of the three-year performance period, and the actual number of shares will vary from target based on performance against the same four equally-weighted corporate goals. No shares will be distributed if none of the goals is met.

Prior to 2009, in the event of a change of control, our long-term incentive programs provided for the vesting, pro rata based on the number of days of employment during the performance period, and payment of performance cash at target, whether or not the executive’s employment terminated, unless the Committee determined otherwise. Commencing with the 2009 – 2011 Long-Term Incentive Program, in the event of a change of control after which an executive’s employment does not terminate, actual performance share awards and performance cash awards will be determined based on the measurement of the four metrics up to the effective date of the change of control. In such event, actual awards will be reduced pro rata based on the number of days from program commencement until the effective date of the change of control. Awards will continue to be distributed only at the end of the three-year program period. However, if the executive’s employment terminates within 24 months following the change of control, but before the end of the three-year performance period, then the executive will receive the full award, payable immediately, as if performance had been at target.

SUPPLEMENTAL BENEFITS

We provide a variety of basic and supplemental benefits designed to assist us in attracting and retaining executive officers critical to our success by reflecting competitive practices. The Compensation Committee endeavors to adhere to a high level of propriety in managing executive benefits and perquisites. We do not provide permanent lodging or personal entertainment for any executive officer or employee, and our executive officers are eligible to participate in substantially the same health care and benefit programs available to our employees.

RETIREMENT BENEFITS

We provide retirement income benefits for employees, including executive officers, who commenced employment before 2006 under the Northeast Utilities Service Company Retirement Plan (Retirement Plan) and, for officers, under the Supplemental Executive Retirement Plan for Officers of Northeast Utilities System Companies (Supplemental Plan). Each plan is a defined benefit pension plan, which determines retirement benefits based on years of service, age at retirement, and “plan compensation.” Plan compensation for the Retirement Plan, which is a qualified plan under the Internal Revenue Code, includes primarily base pay and nonofficer annual incentives up to the Internal Revenue Code limits for qualified plans. Beginning in 2006, newly-hired nonunion employees, including executive officers, participate in an enhanced defined contribution retirement program in the Northeast Utilities Service Company 401k Plan (401k Plan), called the K-Vantage benefit, instead of participating in the Retirement Plan. Employees hired before 2006 continue to participate in the Retirement Plan, except for those who elected to participate in the K-Vantage benefit.

The Supplemental Plan adds to plan compensation: base pay over the Internal Revenue Code limits; deferred base salary; annual executive incentive program awards; and, for certain participants, long-term incentive program awards, as explained in the narrative accompanying the Pension Benefits Table.

The Supplemental Plan consists of two parts. The first part, called the make-whole benefit, compensates for benefits lost due to Internal Revenue Code limitations on benefits provided under the Retirement Plan. The second part, called the target benefit, is available to all NEOs except Mr. Olivier and Ms. LaVecchia. The target benefit supplements the Retirement Plan and make-whole benefit under the Supplemental Plan so that, upon attaining at least 25 years of service, total retirement benefits from these plans will equal a target percentage of the final average compensation. To receive the target benefit, a participant must remain employed by us or our subsidiaries at least for five years and until age 60, unless the Board of Trustees establishes a lower age.

The value of the target benefit was reduced in 2005 to reflect changes in competitive practices, which indicated general reductions in the prevalence of defined benefit plans and the value of special retirement benefits to senior executives. Individuals who began serving as officers before February 2005 are eligible to receive a target benefit with the target percentage fixed at 60%. Individuals who began serving as officers from and after February 2005 are eligible to receive a target benefit with the target percentage fixed at 50%. As a result, Messrs. Shivery and Butler have target benefits at 60% while Mr. McHale has a target benefit at 50%.

Mr. Shivery’s employment agreement provides for a special total retirement benefit determined using the Supplemental Plan target benefit formula plus three additional years of company service. This benefit will be reduced by two percent per year for each year Mr. Shivery retires before age 65. Upon retirement, Mr. Shivery will be eligible to receive retirement health benefits. In addition, the Named Executive Officers are eligible to receive certain health and welfare benefits upon termination of employment following a change of control or, for Messrs. Shivery, Olivier, McHale and Butler, an involuntary termination of employment. To the extent such benefits may not be provided through our tax qualified plans, the executive is entitled to participate in a non-qualified health plan that will be treated as taxable compensation to the executive officer to the extent of company contributions and will be provided with a tax gross-up so that the value to the executive is equivalent to a tax qualified plan benefit. See the Pension Benefits Table and the accompanying narrative for more details of these arrangements.

We entered into an employment agreement with Mr. Olivier that includes retirement benefits similar to the benefits provided by his previous employer. Accordingly, Mr. Olivier is entitled to receive separate retirement benefits in lieu of the Supplemental Plan benefits described above. Pursuant to his agreement, Mr. Olivier will receive a targeted pension value if he meets certain eligibility requirements. See the Pension Benefits Table and the accompanying narrative for more details of this arrangement. As discussed under the caption entitled “Mix of Compensation Elements,” above, Mr. Olivier’s long-term incentive plan targets and termination benefits are less than those provided to other similarly situated officers because of these separate retirement benefits.

401K PLAN

We provide an opportunity for employees to save money for retirement on a tax-favored basis through the 401k Plan. The 401k Plan is a defined contribution qualified plan under the Internal Revenue Code and contains a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. Participants with at least six months of service receive employer matching contributions, not to exceed 3% of base compensation, one-third of which are in cash available for investment in various mutual fund alternatives and two-thirds of which are in the form of common shares (ESOP shares).

The K-Vantage benefit provides for employer contributions to the 401k Plan in amounts between 2.5% and 6.5% of plan compensation based on an eligible employee’s age and years of service. These contributions are in addition to employer matching contributions. Executive officers hired beginning in 2006 also participate in a companion nonqualified K-Vantage benefit in the Nonqualified Deferred Compensation Plan (Deferral Plan) that provides defined contribution benefits above Internal Revenue Code limits on qualified plans.

NONQUALIFIED DEFERRED COMPENSATION PLAN

Our executive officers participate in the Deferral Plan to provide additional retirement benefits not available in our 401k Plan because of Internal Revenue Code limits on qualified plans. Under the Deferral Plan, executive officers are entitled to defer up to 100% of base salary and annual incentive awards. We match officer deferrals in an amount equal to 3% of the amount of base salary above Internal Revenue Code limits on qualified plans. The matching contribution is deemed to be invested in common shares and vests at the end of the third year after the calendar year in which the matching contribution was earned, or at retirement, whichever occurs first. Participants are entitled to select deemed investments for all deferred amounts from the same investments available in the 401k Plan, except for investments in our common shares. We also credit the Deferral Plan in amounts equal to the K-Vantage benefit that would have been provided under the 401k Plan but for Internal Revenue Code limits on qualified plans. This nonqualified plan is unfunded. Please see the Nonqualified Deferred Compensation Table and the accompanying notes for additional plan details.

PERQUISITES

It is our philosophy that perquisites should be provided to executive officers only as needed for business reasons, and not simply in reaction to prevalent market practices.

Senior executive officers, including the NEOs, are eligible to receive reimbursement for financial planning and tax preparation services. This benefit is intended to help ensure that executive officers seek competent tax advice, properly prepare complex tax returns, and leverage the value of our compensation programs. Reimbursement is limited to $4,000 every two years for financial planning services and $1,500 per year for tax preparation services.

All executive officers receive a special annual physical examination benefit to help ensure serious health issues are detected early. The benefit is limited to the reimbursement of up to $800 for fees incurred beyond those covered by our medical plan.

When hiring a new executive officer, we sometimes reimburse executive officers for certain temporary living and relocation expenses, or provide a lump sum payment in lieu of specific reimbursement. These expenses are grossed-up for income taxes attributable to such reimbursements so that relocation is cost neutral to the executive officer.

When required for a valid business purpose, an executive officer may be accompanied by his or her spouse, in which case we will reimburse the executive officer for all spousal travel expenses, including a gross-up for taxes.

In 2008, tax gross-ups were provided as described above only because of the direct corporate benefit to us when executive officers incur such expenses. The aggregate amount of the tax gross-ups was well below prevalent market practices and the impact of them was not material to us. Commencing in 2009, we will no longer pay gross-ups for taxes on any perquisites other than for taxes on reimbursement of relocation expenses for newly-hired or transferred executives.

CONTRACTUAL AGREEMENTS

We have entered into employment agreements with certain executive officers, including Messrs. Shivery, McHale, Olivier and Butler. The agreements specify compensation and benefits during the employment term and include benefits payable upon involuntary termination of employment and termination of employment following a change of control. These termination and change of control benefits were in prevalent practice at the time the agreements were signed and were necessary to attract and retain competent and capable executive talent. We continue to believe that these benefits help to ensure our executive officers’ dedication and objectivity at a time when they might otherwise be concerned about their future employment.

In the event of a change of control, the agreements with Messrs. Shivery, McHale and Butler provide for enhanced cash severance benefits following termination of employment without “cause” (as defined in the employment agreement, generally involving a felony conviction; acts of fraud, embezzlement, or theft in the course of employment; intentional, wrongful damage to our property; gross misconduct or gross negligence in the course of employment; or a material breach of obligations under the agreement) or upon termination of employment by the executive for “good reason” (as defined in the employment agreement, generally meaning an assignment to duties inconsistent with his position, a failure by the employer to satisfy material terms of the agreement or the transfer of the executive to an office location more than 50 miles from his or her principal place of business immediately prior to a change of control). The Compensation Committee believes that termination for good reason is conceptually the same as termination “without cause” and, in the absence of this provision, potential acquirers would have an incentive to constructively terminate executives to avoid paying severance. Mr. Olivier’s employment agreement does not provide for severance payments in the event that his employment terminates following a change of control. Mr. Olivier and Ms. LaVecchia participate instead in the Special Severance Program.

As defined in the employment agreements with Messrs. Shivery, McHale and Butler, a “change of control” means a change in ownership or control effected through (i) the acquisition of 20% or more of the combined voting power of common shares or other voting securities, (ii) a change in the majority of the Board of Trustees over a 24-month period, unless approved by a majority of the incumbent Trustees, (iii) certain reorganizations, mergers or consolidations where substantially all of the persons who were the beneficial owners of the outstanding common shares immediately prior to such business combination do not beneficially own more than 50% of the voting power of the resulting business entity, and (iv) complete liquidation or dissolution of Northeast Utilities, or a sale or disposition of all or substantially all of the assets of Northeast Utilities other than to an entity with respect to which following completion of the transaction more than 50% of common shares or other voting securities is then owned by all or substantially all of the persons who were the beneficial owners of common shares and other voting securities immediately prior to such transaction.

Pursuant to the change of control provisions in the employment agreements, each NEO except for Mr. Olivier and Ms. LaVecchia will be reimbursed for the full amount of any excise taxes imposed on severance payments and any other payments under Section 4999 of the Internal Revenue Code. This “gross-up” is intended to preserve the aggregate amount of the severance payments by compensating the executive officers for any adverse tax consequences to which they may become subject under the Internal Revenue Code. Mr. Olivier’s and Ms. LaVecchia’s severance payments may be reduced to avoid excise taxes.

We describe and explain how the appropriate payment and benefit levels are determined under the various circumstances that trigger payments or provision of benefits in the tables and accompanying footnotes appearing in the section of this Proxy Statement captioned “Potential Payments Upon Termination or Change of Control,” beginning on page 53 below.

To help protect us after the termination of an executive officer’s employment, the employment agreements include non-competition and non-solicitation covenants pursuant to which the executive officers have agreed not to compete with us or solicit our employees for a period of two years (one year for Mr. Olivier and Ms. LaVecchia pursuant to the Special Severance Program) after termination of employment.

In the event of termination of employment without “cause” or upon termination of employment by an NEO for good reason, in each case following a change of control, the expiration date of all vested unexercised stock options held by our NEOs will be extended automatically for up to an additional 36 months, but not beyond the original expiration date, to provide these holders with an opportunity to benefit from increased shareholder value created by the change of control. Also, in the event of a change of control, the long-term incentive programs provide for the vesting, pro rata based on the number of days of employment during the performance period, and payment at target of performance cash, whether or not the executive’s employment terminates, unless the Committee determines otherwise.

Finally, in the event of a change of control, the Deferral Plan provides for the immediate vesting of any employer matches, although these matches will be paid according to the schedule defined by the executive’s original election.

As discussed under the caption entitled “Supplemental Benefits,” above, our employment agreements with Messrs. Shivery and Olivier also include additional retirement benefits payable upon voluntary termination of employment.

TAX AND ACCOUNTING CONSIDERATIONS

Tax Considerations

All executive compensation for 2008 was fully deductible by us for federal income tax purposes, except for approximately $330,000 paid to Mr. Shivery, consisting of restricted share and RSU distributions of approximately $280,000 and salary and reimbursements of approximately $50,000.

Section 162(m) of the Internal Revenue Code limits the tax deduction for compensation paid to a company’s CEO and certain other executives. We are entitled to deduct compensation payments above $1 million as compensation expense only to the extent that these payments are “performance based” in accordance with Section 162(m) of the Internal Revenue Code. Our annual incentive program and performance cash program qualify as performance-based compensation under the Internal Revenue Code. As required by Section 162(m), the Compensation Committee reports to the Board of Trustees annually the extent to which various performance goals have been achieved. RSUs do not qualify as performance-based compensation.

Currently, our CEO is the only NEO to exceed the Section 162(m) limit. To preserve an employee compensation tax deduction for us, Mr. Shivery agreed, for as long as it is beneficial to us, to defer the distribution to him of common shares in respect of all vested RSUs until the calendar year after he leaves the Company, at which time Section 162(m) will no longer apply to him. The non-deductible restricted share and RSU distributions for Mr. Shivery in 2008 described above relate to restricted share and RSU awards granted before Mr. Shivery was elected as our CEO.

Section 409A of the Internal Revenue Code provides that amounts deferred under nonqualified deferred compensation plans are includable in an employee’s income when vested unless certain requirements are met. If these requirements are not met, employees are also subject to additional income tax and interest penalties. All of our supplemental retirement plans, executive employment agreements, severance arrangements, and other nonqualified deferred compensation plans were amended in 2008 to satisfy the requirements of Section 409A.

Section 280G of the Internal Revenue Code disallows a tax deduction for “excess parachute payments” in connection with the termination of employment related to a change of control (as defined in the Internal Revenue Code), and Section 4999 of the Internal Revenue Code imposes a 20% excise tax on any person who receives excess parachute payments. As discussed above, our NEOs are entitled to receive certain payments upon termination of their employment, including termination following a change of control. Under the terms of the agreements, all NEOs except Mr. Olivier and Ms. LaVecchia are entitled to receive tax gross-

ups for any payments that constitute an excess parachute payment. Accordingly, our tax deduction would be disallowed under Section 280G for all excess parachute payments as well as tax gross-ups. Not all of the payments to which NEOs are entitled are excess parachute payments. The amounts of the payments that constitute excess parachute payments are set forth in the tables found under the caption entitled “Potential Payments at Termination or Change of Control,” below.

In the event of a change of control in which we are not the surviving entity, RSU awards granted to executive officers provide that the acquirer will assume or replace the awards, even if the executive remains employed after the change of control.

Accounting Considerations

RSUs disclosed in the Grants of Plan-Based Awards Table are accounted for based on their grant date fair value, as determined under Statement of Financial Accounting Standards No. 123(R), which is recognized over the service period, or the three-year vesting period applicable to the RSUs. Assumptions used in the calculation of this amount appear under the caption entitled “Management’s Discussion and Analysis and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Forfeitures are estimated, and the compensation cost of the awards will be reversed if the employee does not remain employed by us throughout the three-year vesting period. Performance cash program payments are accounted for on a variable basis based on the most likely payment outcome.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Northeast Utilities Board of Trustees has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Northeast Utilities management. Based on this review and discussion the Compensation Committee has recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K.

The Compensation Committee

E. Gail de Planque, Chair
Robert E. Patricelli, Vice Chair
Richard R. Booth
John S. Clarkeson
Cotton M. Cleveland
Sanford Cloud, Jr.
James F. Cordes
Elizabeth T. Kennan

Dated: February 10, 2009

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by our Chairman, President and Chief Executive Officer (CEO), Executive Vice President and Chief Financial Officer (CFO), the three other most highly compensated executive officers other than the CEO and CFO who were serving as executive officers at the end of 2008 (collectively, the Named Executive Officers or NEOs). As explained in the footnotes below, the amounts reflect the economic benefit to each Named Executive Officer of the compensation item paid or accrued on his or her behalf for the fiscal year ended December 31, 2008. The compensation shown for each Named Executive Officer was for all services in all capacities to NU and its subsidiaries. All salaries, annual incentive amounts and long-term incentive amounts shown for each Named Executive Officer were paid for all services rendered to NU and its subsidiaries in all capacities.

							Change in
							Pension Value
							and Non-
							Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation
Principal Position	Year	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6)	($) (7)	Total ($)

Charles W. Shivery	2008	1,067,404	—	2,106,065	—	3,257,929	1,627,493	35,397	8,094,288
Chairman of the Board, President and Chief Executive Officer	2007	987,308	—	1,779,313	—	3,048,360	1,326,931	49,026	7,190,938
	2006	918,846	—	1,061,205	—	1,698,395	1,274,011	40,691	4,993,148

David R. McHale	2008	508,654	—	406,677	—	750,214	514,753	9,907	2,190,205
Executive Vice President and Chief Financial Officer (8)	2007	434,135	—	296,891	—	755,810	614,481	7,603	2,108,920
	2006	353,847	—	148,512	—	395,693	413,275	6,600	1,317,927

Leon J. Olivier	2008	550,962	—	399,123	—	839,571	324,854	18,997	2,133,507
Executive Vice President and Chief Operating Officer (9)	2007	462,096	—	306,115	—	777,226	251,556	15,042	1,812,035
	2006	411,039	—	178,951	—	451,419	275,264	13,692	1,330,365

Gregory B. Butler	2008	418,542	—	354,393	—	723,674	206,850	8,207	1,711,666
Senior Vice President and General Counsel	2007	382,244	—	319,716	—	731,950	195,321	12,941	1,642,172
	2006	359,659	—	218,078	—	383,279	215,642	7,077	1,183,735

Jean M. LaVecchia	2008	304,019	—	143,756	—	333,769	76,165	9,382	867,091
Vice President–Human Resources, Northeast Utilities Service Company	2007	273,463	—	131,333	—	335,760	51,762	8,474	800,792
	2006	256,799	—	96,029	—	193,216	38,865	7,995	592,904

(1)
Includes amounts deferred in 2008 by the Named Executive Officers under the Deferral Plan, as follows: Mr. Shivery: $32,022; Mr. Olivier: $137,741; and Ms. LaVecchia: $3,040. For more information, see the Executive Contributions in the Last Fiscal Year column of the Non-Qualified Deferred Compensation Plans Table.

We pay each of our salaried employees, including each of the Named Executive Officers, 1/26th of their annual base salary every two weeks. This bi-weekly pay schedule typically results in one extra pay date per year approximately once every twelve years. One additional pay date occurred in 2008. Accordingly, the amounts reported for Salary for each Named Executive Officer in 2008 reflect 27 pay dates, as compared to 26 pay dates in each of 2007 and 2006.

(2)	No discretionary bonus awards were made to any of the Named Executive Officers in the fiscal years ended 2006, 2007 and 2008.

(3)
Reflects the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with the treatment of time-based RSU and restricted share grants under generally accepted accounting principles. The amounts reflect the accounting expense of shares granted in and prior to 2008. Assumptions used in the calculation of this amount appear under the caption entitled “Management’s Discussion and Analysis and Results of Operations” in our annual report to shareholders for the fiscal year ended December 31, 2008.

In 2005, 2006, 2007 and 2008, the Named Executive Officers were granted RSUs that vest in equal annual installments over three years as long-term incentive compensation. We deferred the distribution of common shares upon vesting of RSUs granted to Mr. Shivery until the calendar year after he leaves the Company. RSU holders are eligible to receive dividend equivalents on outstanding RSUs held by them to the same extent that dividends are declared and paid on our common shares. Dividend equivalents are accounted for as additional common shares that accrue and are distributed simultaneously with the common shares issued upon vesting of the underlying RSUs.

In 2004, the Named Executive Officers were granted RSUs that vest in equal annual installments over four years as long-term incentive compensation. Pursuant to the long-term incentive programs approved in 2007, subject to the officer’s election in December 2007 to continue the automatic four-year deferral of one-half of RSUs as they vest under the 2004 program, we distribute common shares with respect to RSUs upon vesting. In addition, upon his appointment as our Chairman, President and CEO in 2004, Mr. Shivery was granted 25,000 restricted shares that vested in equal annual installments over four years. We paid dividends on these restricted shares during the vesting period to the same extent that dividends are declared and paid on our common shares.

(4)	We have not granted any stock options since 2002. Accordingly, we did not grant stock options to any of the Named Executive Officers in 2008.

(5)
Includes payments to the Named Executive Officers under the 2008 Annual Incentive Program (Mr. Shivery: $1,519,129; Mr. McHale: $465,520; Mr. Olivier: $494,571; Mr. Butler: $361,286; and Ms. LaVecchia: $188,317 Also includes payments under the 2006 – 2008 Long-Term Incentive (Mr. Shivery: $1,738,800; Mr. McHale: $284,694; Mr. Olivier: $345,000; Mr. Butler: $362,388; and Ms. LaVecchia: $145,452). Performance goals under the 2008 Annual Incentive Program were communicated to each officer by the CEO or, in the case of the CEO, jointly by the Compensation Committee and Corporate Governance Committee, during the first 90 days of 2008. The Compensation Committee acting jointly with the Corporate Governance Committee determined the extent to which these goals were satisfied (based on input from the CEO, in the case of the other Named Executive Officers) in February 2009. Performance goals under the 2006 – 2008 Long-Term Incentive Program were communicated to each officer by the CEO or, in the case of the CEO, jointly by the Compensation Committee and Corporate Governance Committee, during the first 90 days of 2006. The Compensation Committee determined the extent to which the long-term goals were satisfied in February 2009.

(6)
Includes the actuarial increase in the present value from December 31, 2007 to December 31, 2008 of the Named Executive Officer’s accumulated benefits under all of our defined benefit pension plans determined using interest rate and mortality rate assumptions consistent with those appearing under the caption entitled “Management’s Discussion and Analysis and Results of Operations” in our annual report to shareholders for the fiscal year ended December 31, 2008. The Named Executive Officer may not be fully vested in such amounts. More information on this topic is set forth in the notes to the Pension Benefits table, appearing further below. There were no above-market earnings on deferrals in 2008.

(7)
Includes matching contributions of $6,900 allocated by us to the account of each of the Named Executive Officers under the 401k Plan and employer matching contributions under the Deferral Plan for the Named Executive Officers who deferred part of their salary in the fiscal year ended December 31, 2008 (Mr. Shivery: $25,122; Mr. Olivier: $9,629; and Ms. LaVecchia: $2,221), plus tax gross-ups for wireless handheld and cell phone fees (Mr. Shivery: $707; Mr. McHale: $717; Mr. Olivier: $977; Mr. Butler: $977 and Ms. LaVecchia: $261); and tax gross-ups for spousal travel expenses (Mr. Shivery: $2,669; Mr. McHale: $2,290; Mr. Olivier: $1,491; and Mr. Butler: $329). Mr. McHale and Mr. Butler did not participate in the Deferred Compensation Plan in 2008.

(8)
Mr. McHale was elected Executive Vice President and Chief Financial Officer of Northeast Utilities effective January 1, 2009. He served as Senior Vice President and Chief Financial Officer of Northeast Utilities from January 1, 2005 until January 1, 2009.

(9)
Mr. Olivier was elected Executive Vice President and Chief Operating Officer of Northeast Utilities on May 13, 2008. He served as Executive Vice President – Operations of Northeast Utilities from February 13, 2007 until May 13, 2008 and as Executive Vice President of Northeast Utilities from December 1, 2005 until February 13, 2007.

GRANTS OF PLAN-BASED AWARDS DURING 2008

The Grants of Plan-Based Awards Table provides information on the range of potential payouts under all incentive plan awards during the fiscal year ended December 31, 2008. The table also discloses the underlying stock awards and the grant date for equity-based awards. We have not granted any stock options since 2002. Accordingly, we did not grant stock options to any of the Named Executive Officers in 2008.

					All Other
					Stock
					Awards:	Grant Date
					Number of	Fair Value of
		Estimated Future Payouts Under			Shares of	Stock and
		Non-Equity Incentive Plan Awards			Stock or	Option
	Grant				Units	Awards
Name	Date	Threshold ($)	Target ($)	Maximum ($)	(#) (3)	($) (4)

Charles W. Shivery
Annual Incentive (1)	2/12/2008	533,702	1,067,404	2,134,808	—	—
Long-Term Incentive (2)	2/12/2008	776,250	1,552,500	2,328,750	68,332	1,891,430

David R. McHale
Annual Incentive (1)	2/12/2008	165,313	330,625	661,250	—	—
Long-Term Incentive (2)	2/12/2008	187,500	375,000	562,500	16,505	456,858

Leon J. Olivier
Annual Incentive (1)	2/12/2008	179,063	358,125	716,250	—	—
Long-Term Incentive (2)	2/12/2008	167,187	334,375	501,562	14,717	407,367

Gregory B. Butler
Annual Incentive (1)	2/12/2008	136,026	272,052	544,104	—	—
Long-Term Incentive (2)	2/12/2008	152,621	305,241	457,862	11,823	327,261

Jean M. LaVecchia
Annual Incentive (1)	2/12/2008	68,404	136,808	273,616	—	—
Long-Term Incentive (2)	2/12/2008	63,051	126,103	189,154	4,884	135,189

(1)
Amounts reflect the range of potential payouts, if any, under the 2008 Annual Incentive Program for each Named Executive Officer, as described in the Compensation Discussion and Analysis. The payment in 2009 for performance in 2008 is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The threshold payment under the Annual Incentive Program is 50% of target. However, based on Adjusted Net Income and individual performance, the actual payment under the Annual Incentive Program could be zero.

(2)
Reflects the range of potential payouts, if any, pursuant to performance cash awards under the 2008 – 2010 Long-Term Incentive Program, as described in the Compensation Discussion and Analysis. Grants of three-year performance cash awards were made to officers in 2008 under the 2008 – 2010 Long-Term Incentive Program. Performance cash will be fully vested at the end of the performance period and paid to the officer in cash during the first fiscal quarter after the end of the performance period.

(3)
Reflects the number of RSUs granted to each of the Named Executive Officers on February 12, 2008 under the 2008 – 2010 Long-Term Incentive Program. The RSUs will vest in equal installments on February 25, 2009, 2010 and 2011. Except for Mr. Shivery, we will distribute common shares in respect to vested RSUs on a one-for-one basis immediately upon vesting, after reduction for applicable withholding taxes. For Mr. Shivery, we will distribute common shares, after reduction for applicable withholding taxes, in respect to vested RSUs in three approximately equal annual installments beginning the later of (i) six months after he leaves the Company and (ii) January of the calendar year after he leaves the Company. RSU holders are eligible to receive dividend equivalents on outstanding RSUs held by them to the same extent that dividends are declared and paid on our common shares. Dividend equivalents are accounted for as additional common shares that accrue and are distributed simultaneously with the common shares issued upon vesting of the underlying RSUs. The Annual Incentive Program does not include an equity component.

(4)
Reflects the grant-date fair value of RSUs granted to the Named Executive Officers on February 12, 2008, under the 2008 – 2010 Long-Term Incentive Program determined pursuant to generally accepted accounting principles. The Annual Incentive Program does not include an equity component.

EQUITY GRANTS OUTSTANDING AT DECEMBER 31, 2008

The following table sets forth option and RSU grants outstanding at the end of our fiscal year ended December 31, 2008 for each of the Named Executive Officers. All outstanding options were fully vested as of December 31, 2008.

	Option Awards (1)			Stock Awards (2)

	Number of
	Securities
	Underlying			Number of	Market Value of
	Unexercised	Option		Shares or Units	Shares or Units
	Options	Exercise	Option	of Stock that	of Stock that
	Exercisable	Price	Expiration	have not Vested	have not Vested
Name	(#)	($)	Date	(#) (3)	($)(4)

Charles W. Shivery	29,024	18.90	6/11/2012	166,827	4,013,868
David R. McHale	—	—	—	34,771	836,587
Leon J. Olivier	—	—	—	31,217	751,071
Gregory B. Butler	—	—	—	26,724	642,985
Jean M. LaVecchia	13,900	18.58	2/25/2012	10,909	262,478
	9,000	21.03	2/27/2011	—	—

(1)	We have not granted stock options since 2002.

(2)	Awards and market values of awards appearing in the table and the accompanying notes have been rounded to whole units.

(3)
An aggregate of 137,625 unvested RSUs vested on February 25, 2009 (Mr. Shivery: 86,056; Mr. McHale: 16,902; Mr. Olivier: 15,361; Mr. Butler: 13,728; and Ms. LaVecchia: 5,578). An additional 92,771 unvested RSUs will vest on February 25, 2010 (Mr. Shivery: 57,230; Mr. McHale: 12,183; Mr. Olivier: 10,785; Mr. Butler: 8,923; and Ms. LaVecchia: 3,649). An additional 40,052 unvested RSUs will vest on February 25, 2011 (Mr. Shivery: 23,541; Mr. McHale: 5,686; Mr. Olivier: 5,070; Mr. Butler: 4,073 and Ms. LaVecchia: 1,683).

(4)	The market value of RSUs is determined by multiplying the number of share units by $24.06, the closing price per share of common shares on December 31, 2008, the last trading day of the fiscal year.

OPTIONS EXERCISED AND STOCK VESTED IN 2008

The following table reports amounts realized on equity compensation during the fiscal year ended December 31, 2008. None of the Named Executive Officers exercised options in 2008. The Stock Awards columns report the vesting of restricted share grants and RSU grants to the Named Executive Officers in February 2008.

	Option Awards		Stock Awards

			Number of
	Number of	Value	Shares	Value
	Shares	Realized on	Acquired on	Realized on
	Acquired on	Exercise	Vesting	Vesting
Name	Exercise (#)	($) (1)	(#) (2)	($) (3)

Charles W. Shivery	—	—	87,901	2,383,885
David R. McHale	—	—	14,483	392,774
Leon J. Olivier	—	—	15,281	414,423
Gregory B. Butler	—	—	16,334	442,970
Jean M. LaVecchia	—	—	6,571	178,207

(1)	Represents the amounts realized upon option exercises, which is the difference between the option exercise price and the market price at the time of exercise.

(2)	Includes 6,250 restricted shares granted to Mr. Shivery upon his appointment as our Chairman, President and CEO in 2004, for which restrictions lapsed in 2007.

Also includes awards granted to our Named Executive Officers under our long-term incentive programs, including dividend reinvestments, as follows:

Name	2004 Program	2005 Program	2006 Program	2007 Program

Charles W. Shivery	5,896	15,266	27,892	32,597
David R. McHale	1,032	2,599	4,565	6,286
Leon J. Olivier	1,204	4,119	4,427	5,530
Gregory B. Butler	3,689	3,304	4,648	4,693
Jean M. LaVecchia	1,474	1,328	1,867	1,902

In all cases, we reduce the distribution of common shares by that number of shares valued in an amount sufficient to satisfy tax withholding obligations, which amount we distribute in cash. Included in the value realized are values associated with deferred RSUs, which are also reported in the Registrant Contributions in Last Fiscal Year column of the Non-Qualified Deferred Compensation Table.

(3)
Value realized is based on $27.12 per share, the closing price of common shares on February 22, 2008. This value includes the value of vested RSUs for which the distribution of common shares is currently deferred.

PENSION BENEFITS IN 2008

The Pension Benefits Table sets forth the estimated present value of accumulated retirement benefits that would be payable to each Named Executive Officer upon his or her retirement as of the first date upon which he or she is eligible to receive an unreduced pension benefit (see below). The table distinguishes the benefits among those available through the Retirement Plan, the Supplemental Plan and any additional benefits available under the respective officer’s employment agreement. The Supplemental Plan provides a make whole benefit that is based in part on compensation that is not permitted to be recognized under a tax-qualified plan and provides a target benefit if the eligible officer continues his or her employment until age 60. Benefits under the Supplemental Plan are also based on elements of compensation that are not included under the Retirement Plan. This includes compensation equal to: (i) deferred compensation; (ii) the value of awards under the Annual Incentive Program for officers; and (iii) long-term incentive awards only for Messrs. McHale and Butler (as to each of their respective make whole benefits), the values of which are frozen at the 2001 target levels.

The present value of accumulated benefits shown in the Pension Benefits Table was calculated as of December 31, 2008 assuming benefits would be paid in the form of a one-half spousal contingent annuitant option (the typical form of payment for the target benefit). For Mr. Olivier, who has a special retirement arrangement, we assumed that his special retirement benefit would be paid as a lump sum, and his Retirement Plan benefit would be paid in the form of a life annuity with a one-third spousal contingent annuitant option (the typical form of payment under the Retirement Plan). For Ms. LaVecchia, we assumed all benefits would be paid in the form of a life annuity with a one-third spousal contingent annuitant option (the typical form of payment under the Retirement Plan). None of Mr. Olivier’s benefits will be provided under the Supplemental Plan. In addition, the present value of accrued benefits for any Named Executive Officer assumes that benefits commence at the earliest age at which the participant would be eligible to retire and receive unreduced benefits. Named Executive Officers are eligible to receive unreduced benefits upon the earlier of (a) attainment of age 65 or (b) attainment of at least age 55 when age plus service equals 85 or more years, except for Mr. Olivier. Mr. Olivier’s unreduced benefit is available at age 60 pursuant to his employment agreement. The target benefit is available for Messrs. Butler and McHale only after age 60. Accordingly, Mr. Shivery and Ms. LaVecchia are eligible to receive unreduced benefits at age 65, Messrs. McHale and Olivier are eligible to receive unreduced benefits at age 60, and Mr. Butler is eligible to receive unreduced benefits at age 62.

The limitations applicable to the Retirement Plan under the Internal Revenue Code as of December 31, 2008 were used to determine the benefits under each plan. The accrued benefits reflect actual compensation (both salary and incentives) earned during 2008. Under the terms of the Supplemental Plan, annual incentives earned for services provided in a plan year are deemed to have been paid ratably over that plan year. For example, the March 2009 payment pursuant to the 2008 annual incentive program was reflected in the 2008 plan compensation. We determined the present value of the benefit at retirement age by using the discount rate of 6.89% under Statement of Financial Accounting Standards No. 87 for the 2008 fiscal year end measurement (as of December 31, 2008). This present value assumes no pre-retirement mortality, turnover or disability. However, for the postretirement period beginning at the retirement age, we used the RP2000 Combined Healthy mortality table as published by the Society of Actuaries projected to 2009 with projection scale AA (same table used for financial reporting under FAS 87). Additional assumptions appear under the caption entitled “Management’s Discussion and Analysis and Results of Operations” in our annual report to shareholders for the fiscal year ended December 31, 2008.

Pension Benefits

		Number of Years	Present Value of	Payments
		Credited	Accumulated	During Last
Name	Plan Name	Service (#)	Benefit ($)	Fiscal Year ($)

Charles W. Shivery (1)	Qualified Plan	6.6	198,961	—
	Supplemental Plan	6.6	3,887,754	—
	Other Special Benefit	9.6	1,862,537	—
David R. McHale	Qualified Plan	27.3	421,008	—
	Supplemental Plan	27.3	1,879,764	—
Leon J. Olivier (2)	Qualified Plan	9.8	312,554	—
	Supplemental Plan	7.3	—	—
	Other Special Benefit	7.3	1,737,456	—
	Other Special Benefit	31.3	1,205,507	105,966
Gregory B. Butler	Qualified Plan	12.0	199,430	—
	Supplemental Plan	12.0	1,001,261	—
Jean M. LaVecchia	Qualified Plan	9.2	179,075	—
	Supplemental Plan	9.2	222,501	—

(1)
Mr. Shivery’s actual service with us totaled 6.6 years at December 31, 2008. However, Mr. Shivery’s employment agreement provides for a special retirement benefit consisting of an amount equal to the difference between: (i) the equivalent of fully-vested benefits under the Retirement Plan and the Supplemental Plan calculated by adding three years to his actual service and using an early retirement commencement reduction factor of two percent per year for each year Mr. Shivery’s age upon retirement is under age 65, if that factor yields a more favorable result to Mr. Shivery than the factors then in use under the Retirement Plan, and (ii) benefits otherwise payable from the Retirement Plan and the Supplemental Plan. The value of the additional three years of service on December 31, 2008 was approximately $1,862,537.

(2)
Mr. Olivier was employed with Northeast Nuclear Energy Company, one of our subsidiaries, from October of 1998 through March of 2001. In connection with this employment, he received a special retirement benefit that provided credit for service with his previous employer, Boston Edison Company (BECO), when calculating the value of his defined benefit pension, offset by the pension benefit provided by BECO. The benefit, which commenced upon Mr. Olivier’s 55th birthday, provides an annuity of $105,966 per year in a form that provides no contingent annuitant benefit. The present value of future payments under this benefit was calculated using the actuarial assumptions currently used by the Retirement Plan. Mr. Olivier was rehired by us from Entergy in September 2001. Mr. Olivier’s current employment agreement provides for certain supplemental pension benefits in lieu of benefits under the Supplemental Plan, in order to provide a benefit similar to that provided by Entergy. Under this arrangement, if Mr. Olivier remains continuously employed by us until September 10, 2011 (or terminates his employment earlier with our consent), he will be eligible to receive a special benefit, subject to reduction for termination prior to age 65, consisting of three percent of final average compensation for each of his first 15 years of service since September 10, 2001, plus one percent of final average compensation for each of the second 15 years of service. Alternatively, if Mr. Olivier voluntarily terminates his employment with us after his 60th birthday, or we terminate his employment earlier for any reason other than “cause” (as defined in his employment agreement, generally meaning willful and continued failure to perform his duties after written notice, a violation of our Standards of Business Conduct or conviction of a felony) he is eligible to receive upon retirement a lump sum payment of $2,050,000 in lieu of benefits under the Supplemental Plan and the benefit described in the preceding sentence. These supplemental pension benefits will be offset by the value of any benefits he receives from the Retirement Plan. Because Mr. Olivier attained age 60 during 2008, amounts reported in the table assume the termination of his employment on December 31, 2008, and payment of the lump sum benefit of $2,050,000, offset by Retirement Plan benefits.

NONQUALIFIED DEFERRED COMPENSATION IN 2008

	Executive	Registrant		Aggregate	Aggregate
	Contributions	Contributions	Aggregate	Withdrawals/	Balance at
	in Last FY	in Last FY	Earnings in	Distributions	Last FYE
Name	($)(1)	($) (2)	Last FY ($)	($)	($) (3)

Charles W. Shivery	32,022	2,159,552	(633,469)	—	3,957,405
David R. McHale	—	97,150	(46,015)	(41,979)	210,467
Leon J. Olivier	137,741	141,854	(181,878)	(16,772)	1,301,131
Gregory B. Butler	—	157,831	(87,703)	—	441,015
Jean M. LaVecchia	3,040	65,526	(34,434)	—	201,560

(1)
Reflects base salary deferrals by the Named Executive Officers under the Deferral Plan for 2008. Named Executive Officers who participate in the Deferral Plan are provided with a variety of investment opportunities, which the individual can modify and reallocate at any time. Fund gains and losses are updated daily by our recordkeeper, Fidelity Investments. Contributions by the Named Executive Officer are vested at all times; however, the employer matching contribution vests after three years and will be forfeited if the executive’s employment terminates, other than for retirement, prior to vesting.

(2)
Includes employer matching contributions made to the Deferral Plan as of December 31, 2008 and posted on January 31, 2009, as reported in the All Other Compensation column of the Summary Compensation Table (Mr. Shivery: $ 25,122; Mr. Olivier: $9,629; and Ms. LaVecchia: $2,221). The employer matching contribution is deemed to be invested in common shares but is paid in cash at the time of distribution. All other amounts relate to the value of common shares, the distribution of which was automatically deferred upon vesting of underlying RSUs pursuant to the terms of the respective Long-Term Incentive Programs, calculated using the closing price of the common shares on the vesting date, February 25, 2008. For more information, see the footnotes to the Options Exercised and Stock Vested Table.

(3)
Includes the total market value of Deferral Plan balances at December 31, 2008 plus the value of vested RSUs for which the distribution of common shares is currently deferred, based on $24.06 per share, the closing price of our common shares on December 31, 2008.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

In the event of a change of control, the NEO’s are each entitled to receive compensation and benefits following termination of employment without “cause” or upon termination of employment by the executive for “good reason,” either within 24 months following the change of control. The Compensation Committee believes that termination for good reason is conceptually the same as termination “without cause” and, in the absence of this provision, potential acquirers would have an incentive to constructively terminate executives to avoid paying severance. Termination for “cause” generally means termination due to a felony conviction; acts of fraud, embezzlement, or theft in the course of employment; intentional, wrongful damage to Company property; gross misconduct or gross negligence in the course of employment; or a material breach of obligations under the agreement. Termination for “good reason” generally is deemed to occur following an assignment to duties inconsistent with his position, a failure by the employer to satisfy material terms of the agreement, a reduction in the compensation or benefits of the executive officer (a material reduction in base compensation for Mr. Oliver and Ms. LaVecchia under the terms of the Special Severance Program for

Officers of Northeast Utilities System Companies (SSP)), or the transfer of the executive to an office location more than 50 miles from his or her principal place of business immediately prior to a change of control.

Generally, a “change of control” means a change in ownership or control effected through (i) the acquisition of 20% or more of the combined voting power of common shares or other voting securities, (ii) a change in the majority of the Board of Trustees over a 24-month period, unless approved by a majority of the incumbent Trustees, (iii) certain reorganizations, mergers or consolidations where substantially all of the persons who were the beneficial owners of the outstanding common shares immediately prior to such business combination do not beneficially own more than 50% of the voting power of the resulting business entity, and (iv) complete liquidation or dissolution of Northeast Utilities, or a sale or disposition of all or substantially all of the assets of Northeast Utilities other than to an entity with respect to which following completion of the transaction more than 50% (75% for Mr. Olivier and Ms. LaVecchia) of common shares or other voting securities is then owned by all or substantially all of the persons who were the beneficial owners of common shares and other voting securities immediately prior to such transaction.

The discussion and tables below reflect the amount of compensation that would be payable to each of the Named Executive Officers in the event of: (i) termination of employment for cause; (ii) voluntary termination; (iii) involuntary not-for-cause termination (or voluntary termination for good reason); (iv) termination in the event of disability; (v) death; and (vi) termination following a change of control. The amounts shown assume that each termination was effective as of December 31, 2008, the last business day of the fiscal year as required under Securities and Exchange Commission reporting requirements.

Payments Upon Termination

Regardless of the manner in which the employment of a Named Executive Officer terminates, he or she is entitled to receive certain amounts earned during his or her term of employment. Such amounts include:

•	Vested RSUs;
•	Amounts contributed under the Deferral Plan;
•	Vested matching contributions under the Deferral Plan;
•	Pay for unused vacation; and
•	Amounts accrued and vested through the Retirement Plan and the 401k Plan.

I.            Post-Employment Compensation: Termination for Cause

Type of Payment	Shivery ($)	McHale ($)	Olivier ($)	Butler ($)	LaVecchia ($)
Incentive Programs
Annual Incentives	—	—	—	—	—
Performance Cash	—	—	—	—	—
RSUs (1)	3,629,786	210,467	323,639	422,254	168,989
Pension and Deferred Compensation
Qualified Retirement Plan (2)	180,964	224,712	200,398	124,624	148,401
Supplemental Plan	—	—	—	—	—
Special Retirement Benefit	—	—	1,849,602	—	—
Deferral Plan (3)	283,421	—	977,492	14,763	29,197
Other Benefits
Health and Welfare Cash Value	—	—	—	—	—
Perquisites	—	—	—	—	—
Separation Payments
Excise Tax & Gross-Up	—	—	—	—	—
Separation Payment for Non-Compete Agreement	—	—	—	—	—
Separation Payment for Liquidated Damages	—	—	—	—	—

Total	$4,094,171	$435,179	$3,351,131	$561,641	$346,587

(1)	Represents values of all RSUs granted to the Named Executive Officers under our long-term incentive programs that, as of the end of 2008, had been deferred upon vesting and remained deferred.

(2)
Represents the actuarial present values at the end of 2008 of benefits payable from the Qualified Retirement Plan to each Named Executive Officer at the earliest time that the payment of pension benefits can commence. The earliest benefit commencement times are different for each NEO based on plan provisions and age, as follows: Messrs. Shivery and Olivier and Ms. LaVecchia: immediately; Messrs. Butler and McHale: age 55. The benefits are payable as annuities, and the present values are calculated as described in Notes 1 and 2 to the Pension Benefits Table appearing on page 52, above.

(3)	Represents the Deferral Plan account balance of each Named Executive Officer accrued as of the end of 2008.

II.            Post-Employment Compensation: Voluntary Termination

Type of Payment	Shivery ($)	McHale ($)	Olivier ($)	Butler ($)	LaVecchia ($)
Incentive Programs
Annual Incentives (1)	1,519,129	465,520	494,571	361,286	188,317
Performance Cash (2)	3,256,300	284,694	654,375	362,388	224,021
RSUs (3)	5,383,516	210,467	636,680	422,254	248,372
Pension and Deferred Compensation
Qualified Retirement Plan (4)	180,964	224,712	200,398	124,624	148,401
Supplemental Plan (5)	4,426,647	—	—	—	—
Special Retirement Benefit (6)	2,099,936		1,849,602	—	—
Deferral Plan (7)	327,618	—	977,492	14,763	29,197
Other Benefits
Health and Welfare Benefits (8)	105,879	—	—	—	—
Perquisites	—	—	—	—	—
Separation Payments
Excise Tax & Gross-Up	—	—	—	—	—
Separation Payment for Non-Compete Agreement	—	—	—	—	—
Separation Payment for Liquidated Damages	—	—	—	—	—

Total	$17,299,989	$1,185,393	$4,813,118	$1,285,315	$838,308

(1)	Represents the actual 2008 annual incentive award for each Named Executive Officer, determined as described in the Compensation Discussion and Analysis beginning on page 26.

(2)
Represents the actual 2006 – 2008 Performance Cash Program award for each Named Executive Officer. Also includes, for Messrs. Shivery and Olivier, prorated awards under the 2007 – 2009 and 2008 – 2010 Performance Cash Programs, plus, for Ms. LaVecchia, a prorated award under the 2007 – 2009 Performance Cash Program because each of them would be considered to be a “retiree” under those programs. Amounts are prorated for time worked in each three-year performance period, determined as described in the Compensation Discussion and Analysis beginning on page 35.

(3)
Represents values of all RSUs granted to the Named Executive Officers under our long-term incentive programs that, as of the end of 2008, had been deferred upon vesting and remained deferred, or that would vest upon voluntary termination of employment according to their program grant rules. Under the terms of each RSU grant, unvested RSUs that would have vested on February 25, 2009, would vest for Messrs. Shivery and Olivier and Ms. LaVecchia based on time worked since February 25, 2008, because each of them would be considered to be a “retiree” under those programs, except that no RSUs from the February 2008 grant would vest for Ms. LaVecchia. The values were calculated by multiplying the number of RSUs by $24.06, the closing price of NU common shares on December 31, 2008.

(4)
Represents the actuarial present values at the end of 2008 of benefits payable from the Qualified Retirement Plan to each Named Executive Officer at the earliest time pension benefits can begin. The earliest benefit commencement times are different for each NEO based on plan provisions and age, as follows: Messrs. Shivery and Olivier and Ms. LaVecchia: immediately; Messrs. Butler and McHale: age 55. The benefits are payable as annuities, and the present values are calculated as described in Notes 1 and 2 to the Pension Benefits Table appearing on page 52, above.

(5)
Represents the actuarial present value at the end of 2008 of the benefit payable from the Supplemental Plan to Mr. Shivery upon termination. The benefit is payable as an annuity, and the present value was calculated as described in Notes 1 and 2 to the Pension Benefits Table appearing on page 52, above.

(6)
Represents the actuarial present values at the end of 2008 of the amounts payable to the Named Executive Officers solely as the result of provisions in employment agreements, which are in addition to amounts payable by the Qualified Retirement Plan or the Supplemental Plan. Pursuant to the employment agreement with Mr. Shivery, pension benefits available upon voluntary termination were calculated with the addition of three years of service. Pursuant to the employment agreement with Mr. Olivier, a lump sum payment of $2,050,000, offset by the value of benefits from the Retirement Plan, would be payable to Mr. Olivier upon voluntary termination. Pension amounts reflected in the table are present values at the end of 2008 of benefits payable to each Named Executive Officer upon termination. Mr. Shivery’s benefit would be paid as an annuity calculated as described in Notes 1 and 2 to the Pension Benefits Table appearing on page 52, above.

(7)	Represents the Deferral Plan account balance of each Named Executive Officer accrued as of the end of 2008.

(8)
Represents the costs to the company estimated by our benefits consultants as of the end of 2008 of providing post-employment welfare benefits to Mr. Shivery beyond those benefits that would be provided to a nonexecutive employee upon involuntary termination. Mr. Shivery is entitled to receive retiree health benefits under his employment agreement. To the extent these benefits are provided in excess of those provided to employees in general, Mr. Shivery would receive payments to offset the taxes incurred on such benefits.

III.	Post-Employment Compensation: Involuntary Termination, Not for Cause

Type of Payment	Shivery ($)	McHale ($)	Olivier ($)	Butler ($)	LaVecchia ($)
Incentive Programs
Annual Incentives (1)	1,519,129	465,520	494,571	361,286	188,317
Performance Cash (2)	3,256,300	284,694	654,375	362,388	224,021
RSUs (3)	7,643,654	554,902	636,680	702,008	248,372
Pension and Deferred Compensation
Qualified Retirement Plan (4)	180,964	224,712	200,398	124,624	148,401
Supplemental Plan (5)	4,426,647	—	—	—	—
Special Retirement Benefit (6)	3,499,893	2,547,081	1,849,602	1,867,500	—
Deferral Plan (7)	327,618	—	977,492	14,763	29,197
Other Benefits
Health and Welfare Benefits (8)	117,291	42,325	94,333	42,849	—
Perquisites (9)	7,000	7,000	—	7,000	—
Separation Payments
Excise Tax & Gross-Up	—	—	—	—	—
Separation Payment for Non-Compete Agreement (10)	2,134,808	839,279	—	690,594	—
Separation Payment for Liquidated Damages (11)	2,134,808	839,279	—	690,594	—

Total	$25,248,112	$5,804,792	$4,907,451	$4,863,606	$838,308

(1)	Represents the actual 2008 annual incentive award for each Named Executive Officer, determined as described in the Compensation Discussion and Analysis beginning on page 26.

(2)
Represents the actual 2006 – 2008 Performance Cash Program award. Also includes, for Messrs. Shivery and Olivier, prorated awards under the 2007 – 2009 and 2008 – 2010 Performance Cash Programs, plus, for Ms. LaVecchia, a prorated award under the 2007 – 2009 Performance Cash Program, because each of them would be considered to be a “retiree” under those programs. Amounts are prorated for time worked in each three-year performance period, because each of them would be considered to be a “retiree” under those programs, determined as described in the Compensation Discussion and Analysis beginning on page 35.

(3)
Represents values of all RSUs granted to the Named Executive Officers under our long-term incentive programs that, as of the end of 2008, had been deferred upon vesting and remained deferred, or that had not yet vested according to their program grant vesting schedules. Under the terms of each RSU grant, for the Named Executive Officers other than Mr. Shivery, unvested RSUs that would have vested on February 25, 2009, vest based on time worked since February 25, 2008, because each of them would be considered to be a “retiree” under those programs, except that no RSUs from the February 2008 grant would vest for Ms. LaVecchia. The values were calculated by multiplying the number of RSUs by $24.06, the closing price of NU common shares on December 31, 2008.

(4)
Represents the actuarial present values at the end of 2008 of benefits payable from the Qualified Retirement Plan to each Named Executive Officer at the earliest time pension benefits can begin. The earliest benefit commencement times are different for each NEO based on plan provisions and age, as follows: Messrs. Shivery and Olivier and Ms. LaVecchia: immediately; Messrs. Butler and McHale: age 55. The benefits are payable as annuities, and the present values are calculated as described in Notes 1 and 2 to the Pension Benefits Table appearing on page 52, above.

(5)
Represents the actuarial present value at the end of 2008 of the benefit payable from the Supplemental Plan to Mr. Shivery upon termination. The benefit is payable as an annuity, and the present value was calculated as described in Notes 1 and 2 to the Pension Benefits Table appearing on page 52, above.

(6)
Represents the actuarial present values at the end of 2008 of the amounts payable to the Named Executive Officers solely as the result of provisions in employment agreements, which are in addition to amounts payable by the Qualified Retirement Plan or the Supplemental Plan. Pursuant to the employment agreements with Messrs. McHale and Butler, pension benefits available upon an involuntary termination for other than cause were calculated with the addition of two years of age and service. Pursuant to the employment agreement with Mr. Shivery, pension benefits available upon an involuntary termination for other than cause were calculated with the addition of two years of age and five years of service. Pursuant to the employment agreement with Mr. Olivier, a lump sum payment of $2,050,000, offset by the value of benefits from the Retirement Plan, would be payable to Mr. Olivier upon an involuntary termination for other than cause. Pension amounts reflected in the table are present values at the end of 2008 of benefits payable to each Named Executive Officer upon termination. Except for the benefit payable to Mr. Olivier, all benefits are annuities calculated as described in Notes 1 and 2 to the Pension Benefits Table appearing on page 52, above.

(7)	Represents the Deferral Plan account balance of each Named Executive Officer accrued as of the end of 2008.

(8)
Represents the costs to the company estimated by our benefits consultants as of the end of 2008 of providing post-employment welfare benefits to the Named Executive Officers beyond those benefits that would be provided to a nonexecutive employee upon involuntary termination. Each of Messrs. Shivery, McHale and Butler is entitled to receive active health benefits and the cash value of company-paid active long-term disability and life insurance benefits for two years under the terms of his respective employment agreement. Each of Messrs. Shivery and Olivier is entitled to receive retiree health benefits under his respective employment agreement. For all health and welfare benefits provided in excess of those provided to employees in general, executives receive payments to offset the taxes incurred on such benefits. Six months of company-paid COBRA benefits are generally made available to all employees whose employment terminates involuntarily without cause. As a result, the amount reported in the table for Mr. Shivery represents (a) the value of 18 months of employer contributions toward active health, long-term disability, and life insurance benefits, plus (b) the value of lifetime retiree health coverage, plus (c) tax gross-up payments thereon. The amounts reported in the table for Messrs. McHale and Butler represent (a) the value of 18 months of employer contributions toward active health, long-term disability, and life insurance benefits, plus (b) tax gross-up payments thereon. The amount reported in the table for Mr. Olivier represents (a) the value of lifetime retiree health coverage, plus (b) tax gross-up payments thereon.

(9)	Represents the cost to us of reimbursing fees for financial planning and tax preparation services to Messrs. Shivery, McHale, and Butler for two years.

(10)
Represents payments made as consideration for agreements by each of Messrs. Shivery, McHale, and Butler not to compete with the company following termination. Employment agreements with these Named Executive Officers provide for a lump-sum payment in an amount equal to their annual salary plus their annual incentive award at target. These payments do not replace, offset or otherwise affect the calculation or payment of the annual incentive awards.

(11)
Represents severance payments to Messrs. Shivery, McHale, and Butler paid in addition to the non-compete agreement payments described in note (10). This payment is an amount equal to their actual base salary paid in 2008 plus annual incentive award at target. These payments do not replace, offset or otherwise affect the calculation or payment of the annual incentive awards.

IV.	Post-Employment Compensation: Termination Upon Disability

Type of Payment	Shivery ($)	McHale ($)	Olivier ($)	Butler ($)	LaVecchia ($)
Incentive Programs
Annual Incentives (1)	1,519,129	465,520	494,571	361,286	188,317
Performance Cash (2)	3,256,300	634,694	654,375	657,939	266,055
RSUs (3)	5,383,516	554,902	636,680	702,008	282,661
Pension and Deferred Compensation
Qualified Retirement Plan (4)	199,044	629,437	200,398	197,098	179,073
Supplemental Plan (5)	3,887,672	2,792,528	—	1,003,592	222,501
Special Retirement Benefit (6)	1,862,536		1,849,602	—	—
Deferral Plan (7)	327,618	—	977,492	18,762	32,570
Other Benefits
Health and Welfare Benefits (8)	105,879	—	94,333	—	—
Perquisites	—	—	—	—	—
Separation Payments
Excise Tax & Gross-Up	—	—	—	—	—
Separation Payment for Non-Compete Agreement	—	—	—	—	—
Separation Payment for Liquidated Damages	—	—	—	—	—

Total	$16,541,694	$5,077,081	$4,907,451	$2,940,685	$1,171,177

(1)	Represents the actual 2008 annual incentive award for each Named Executive Officer, determined as described in the Compensation Discussion and Analysis beginning on page 26.

(2)
Represents the actual 2006 – 2008 Performance Cash Program award determined as described in the Compensation Discussion and Analysis beginning on page 35, plus awards at target under the 2007 – 2009 Performance Cash Program and 2008 – 2010 Performance Cash Program prorated for time worked in each three-year performance period.

(3)
Represents values of all RSUs granted to the Named Executive Officers under our long-term incentive programs that, as of the end of 2008, had been deferred upon vesting and remained deferred, or that had not yet vested according to their program grant vesting schedules. Under the terms of each RSU grant, unvested RSUs that would have vested on February 25, 2009, vest based on time worked since February 25, 2008. The values were calculated by multiplying the number of RSUs by $24.06, the closing price of NU common shares on December 31, 2008.

(4)
Under our Long-Term Disability (LTD) program, disabled participants in the Retirement Plan are allowed to continue to accrue service in the Retirement Plan during the period when they are receiving disability payments. Disability payments stop when the LTD participant elects to commence pension payments, but not later than age 65. We have assumed similar treatment in the development of the pension amounts reported in this table. For purposes of valuing the pension benefits, we have assumed that each Named Executive Officer would remain on LTD until the executive’s first unreduced combined pension benefit age. All payments would consist of life annuities calculated using the same assumptions detailed in the notes to the Pension Benefits Table. Therefore, the numbers shown represent the actuarial present values at the end of 2008 of benefits payable from the Qualified Retirement Plan to each Named Executive Officer, assuming termination of employment at the earliest unreduced benefit age for the combined total of all pension benefits. The earliest unreduced benefit ages are different for each NEO based on employment agreement provisions and years of service, as follows: Mr. Shivery: age 65; Mr. McHale: age 55; Mr. Butler: age 62; Mr. Olivier: immediately; and Ms. LaVecchia: age 65. The benefits are payable as annuities, and the present values are calculated as described in Notes 1 and 2 to the Pension Benefits Table appearing on page 52, above.

(5)
Represents the actuarial present value at the end of 2008 of the benefit payable from the Supplemental Plan to each NEO other than Mr. Olivier under the assumptions discussed in note (4). The benefit is payable as an annuity, and the present value was calculated as described in Notes 1 and 2 to the Pension Benefits Table appearing on page 52, above.

(6)
Represents the actuarial present values at the end of 2008 of the amounts payable to the Named Executive Officers under the assumptions discussed in note (4), solely as the result of provisions in employment agreements, which are in addition to amounts payable by the Qualified Retirement Plan or the Supplemental Plan. Pursuant to the employment agreement with Mr. Shivery, pension benefits available upon disability termination were calculated with the addition of three years of service. Pursuant to the employment agreement with Mr. Olivier, a lump sum payment of $2,050,000, offset by the value of benefits from the Retirement Plan, would be payable to Mr. Olivier upon disability termination. Mr. Shivery’s benefit would be paid as an annuity calculated as described in Notes 1 and 2 to the Pension Benefits Table appearing on page 52, above.

(7)	Represents the Deferral Plan account balance of each Named Executive Officer accrued as of the end of 2008.

(8)
Represents the costs to the company estimated by our benefits consultants as of the end of 2008 of providing post-employment welfare benefits to Messrs. Shivery and Olivier beyond those benefits that would be provided to a nonexecutive employee upon disability termination. Each of Messrs. Shivery and Olivier is entitled to receive retiree health benefits under his respective employment agreement. To the extent these benefits are provided in excess of those provided to employees in general, Messrs. Shivery and Olivier would receive payments to offset the taxes incurred on such benefits.

V.            Post-Employment Compensation: Death

Type of Payment	Shivery ($)	McHale ($)	Olivier ($)	Butler ($)	LaVecchia ($)
Incentive Programs
Annual Incentives (1)	1,519,129	465,520	494,571	361,286	188,317
Performance Cash (2)	3,256,300	634,694	654,375	657,939	266,055
RSUs (3)	5,383,516	554,902	636,680	702,008	282,661
Pension and Deferred Compensation
Qualified Retirement Plan (4)	91,191	1,000,786	172,523	122,432	62,334
Supplemental Plan (4)	2,230,676	2,584,178	—	759,256	202,094
Special Retirement Benefit (5)	1,058,200	—	1,877,477	—	—
Deferral Plan (6)	327,618	—	977,492	18,762	32,570
Other Benefits
Health and Welfare Benefits (7)	59,985	—	39,525	—	—
Perquisites	—	—	—	—	—
Separation Payments
Excise Tax & Gross-Up	—	—	—	—	—
Separation Payment for Non-Compete Agreement	—	—	—	—	—
Separation Payment for Liquidated Damages	—	—	—	—	—

Total	$13,926,615	$5,240,080	$4,852,643	$2,621,683	$1,034,031

(1)	Represents the actual 2008 annual incentive award for each Named Executive Officer, determined as described in the Compensation Discussion and Analysis beginning on page 26.

(2)
Represents the actual 2006 – 2008 Performance Cash Program award determined as described in the Compensation Discussion and Analysis beginning on page 35, plus awards at target under the 2007 – 2009 Performance Cash Program and 2008 – 2010 Performance Cash Program prorated for time worked in each three-year performance period.

(3)
Represents values of all RSUs granted to the Named Executive Officers under our long-term incentive programs that, as of the end of 2008, had been deferred upon vesting and remained deferred, or that had not yet vested according to their program grant vesting schedules. Under the terms of each RSU grant, unvested RSUs that would have vested on February 25, 2009, vest based on time worked since February 25, 2008. The values were calculated by multiplying the number of RSUs by $24.06, the closing price of NU common shares on December 31, 2008.

(4)
Represents the lump sum present value of pension payments from the Qualified Retirement Plan and the Supplemental Plan to the surviving spouse of each Named Executive Officer. The benefits are payable as annuities, and the present values are calculated as described in Notes 1 and 2 to the Pension Benefits Table appearing on page 52, above.

(5)
Represents the actuarial present values at the end of 2008 of the amounts payable to the surviving spouses of the Named Executive Officers, solely as the result of provisions in employment agreements, which are in addition to amounts payable by the Qualified Retirement Plan or the Supplemental Plan. Pursuant to the employment agreement with Mr. Shivery, pension benefits available upon death were calculated with the addition of three years of service. Pursuant to the employment agreement with Mr. Olivier, a lump sum payment of $2,050,000, offset by the value of benefits from the Retirement Plan, would be payable to Mr. Olivier’s spouse upon death. Pension amounts reflected in the table are present values at the end of 2008 of benefits payable immediately to each Named Executive Officer’s surviving spouse. Mr. Shivery’s benefit would be paid as an annuity calculated as described in Notes 1 and 2 to the Pension Benefits Table appearing on page 52, above.

(6)	Represents the Deferral Plan account balance of each Named Executive Officer accrued as of the end of 2008.

(7)
Represents the costs to the company estimated by our benefits consultants as of the end of 2008 of providing post-employment welfare benefits to the surviving spouses of Messrs. Shivery and Olivier beyond those benefits that would be provided to a nonexecutive employee’s spouse upon the employee’s death. The surviving spouses of Messrs. Shivery and Olivier are entitled to receive retiree health benefits under the employment agreements. To the extent these benefits are taxable to the surviving spouses, they would receive payments to offset the taxes incurred on such benefits.

Payments Made Upon a Change of Control

The employment agreements with Messrs. Shivery, McHale, Olivier and Butler include change of control benefits. We have not entered into an employment agreement with Ms. LaVecchia. Mr. Olivier and Ms. LaVecchia participate in the SSP, which provides benefits upon termination of employment in connection with a change of control. The terms of the various employment agreements are substantially similar, except for the agreement with Mr. Olivier, which refers instead to the change of control provisions of the SSP.

Pursuant to the employment agreements and under the terms of the SSP, if an executive officer’s employment terminates following a change of control, other than termination of employment for “cause” (as defined in the employment agreements, generally meaning willful and continued failure to perform his duties after written notice, a violation of our Standards of Business Conduct or conviction of a felony), or by reason of death or disability), or if the executive officer terminates his or her employment for “good reason” (as defined in the employment agreements, generally meaning an assignment to duties inconsistent with his position, a failure by the employer to satisfy material terms of the agreement or the transfer of the executive to an office location more than 50 miles from his or her principal place of business immediately prior to a change of control), then the executive officer will receive the benefits listed below, which receipt is conditioned upon delivery of a binding release of all legal claims against the Company:

•
A lump sum severance payment of two-times (one-time for Mr. Olivier and Ms. LaVecchia) the sum of the executive’s base salary plus all annual awards that would be payable for the relevant year determined at target (Base Compensation);

•	As consideration for a non-competition and non-solicitation covenant, a lump sum payment in an amount equal to the Base Compensation;

•	Active health benefits continuation, provided by us for three years (two years for Mr. Olivier and Ms. LaVecchia);

•
Retirement health coverage (Messrs. Shivery and Olivier), and for Messrs. McHale and Butler if the addition of three years of age and service would make the executive eligible under our retirement health plan;

•
Benefits as if provided under the Supplemental Plan, notwithstanding eligibility requirements for the Target Benefit, including favorable actuarial reductions and the addition of three years to the executive’s age and years of service as compared to benefits available upon voluntary termination of employment (except for Mr. Olivier, whose benefits are described below, and Ms. LaVecchia);

•	Automatic vesting and distribution of common shares in respect of all unvested RSUs; and

•
A lump sum payment in an amount equal to the excise tax charged to the executive under the Internal Revenue Code as a result of the receipt of any change of control payments, plus tax gross-up (except for Mr. Olivier and Ms. LaVecchia).

The summaries of the employment agreements above do not purport to be complete and are qualified in their entirety by the actual terms and provisions of the employment agreements, copies of which have been filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2008.

Pursuant to the terms of each of the 2007 – 2009 Performance Cash Program and 2008 – 2010 Performance Cash Program, following a change of control, performance cash awards would be vested, pro rata based on the number of days of employment during the performance period, and paid at target immediately, whether or not the executive’s employment terminated, unless the Compensation Committee determined otherwise. Including the payment for the actual performance of the 2006 – 2008 Performance Cash Program that would have been made upon a December 31, 2008 change of control, these payments would total $4,791,300 for Mr. Shivery, $997,194 for Mr. McHale, $976,250 for Mr. Olivier, $958,335 for Mr. Butler, and $389,408 for Ms. LaVecchia.

VI. Post-Employment Compensation: Termination Following a Change of Control

Type of Payment	Shivery ($)	McHale ($)	Olivier ($)	Butler ($)	LaVecchia ($)
Incentive Programs
Annual Incentives (1)	1,519,129	465,520	494,571	361,286	188,317
Performance Cash (2)	4,791,300	997,194	976,250	958,335	389,408
RSUs (3)	7,643,654	1,047,053	998,163	1,065,239	431,467
Pension and Deferred Compensation
Qualified Retirement Plan (4)	180,964	224,712	200,398	124,624	148,401
Supplemental Plan (5)	4,426,647	—	—	—	—
Special Retirement Benefit (6)	4,199,872	2,649,739	1,849,602	2,088,847	—
Deferral Plan (7)	327,618	—	977,492	18,762	32,570
Other Benefits
Health and Welfare Benefits (8)	132,063	175,156	101,576	173,352	26,348
Perquisites (9)	8,500	8,500	—	8,500	—
Separation Payments
Excise Tax and Gross-Up (10)	3,489,202	2,500,264	—	1,891,228	—
Separation Payment for Non-Compete Agreement (11)	2,134,808	839,279	909,087	690,594	440,828
Separation Payment for Liquidated Damages (12)	4,269,616	1,678,558	909,087	1,381,188	440,828

Total	$33,123,373	$10,585,975	$7,416,226	$8,761,955	$2,098,167

(1)	Represents the actual 2008 annual incentive award for each Named Executive Officer, determined as described in the Compensation Discussion and Analysis beginning on page 26.

(2)
Represents the actual 2006 – 2008 Performance Cash Program award for each Named Executive Officer, determined as described in the Compensation Discussion and Analysis beginning on page 35, plus awards at target for each Named Executive Officer under the 2007 – 2009 Performance Cash Program and 2008 – 2010 Performance Cash Program.

(3)	Represents values of all RSUs granted to the Named Executive Officers under our long-term incentive programs that, as of the end of 2008, had been deferred upon vesting and remained deferred, or that had not yet vested according to their program grant vesting schedules. For Mr. Olivier, the value was reduced by $76,546 in accordance with provisions under the Special Severance Plan, which require a reduction in Change of Control payments if such reduction would eliminate the executive’s excise tax but increase his net benefit. The values were calculated by multiplying the number of RSUs by $24.06, the closing price of NU common shares on December 31, 2008.

(4)
Represents the actuarial present values at the end of 2008 of benefits payable from the Qualified Retirement Plan to each Named Executive Officer at the earliest time pension benefits can begin. The earliest benefit commencement times are different for each NEO based on plan provisions and age, as follows: Messrs. Shivery and Olivier and Ms. LaVecchia: immediately; Messrs. Butler and McHale: age 55. The benefits are payable as annuities, and the present values are calculated as described in Notes 1 and 2 to the Pension Benefits Table appearing on page 52, above.

(5)
Represents the actuarial present value at the end of 2008 of the benefit payable from the Supplemental Plan to Mr. Shivery upon termination. The benefit is payable as an annuity, and the present value was calculated as described in Notes 1 and 2 to the Pension Benefits Table appearing on page 52, above.

(6)
Represents the actuarial present values at the end of 2008 of the amounts payable to the Named Executive Officers solely as the result of provisions in employment agreements, which are in addition to amounts payable by the Qualified Retirement Plan or the Supplemental Plan. Pursuant to the employment agreements with Messrs. McHale and Butler, pension benefits available upon termination following a Change of Control were calculated with the addition of three years of age and service. Pursuant to the employment agreement with Mr. Shivery, pension benefits available upon termination following a Change of Control were calculated with the addition of three years of age and six years of service. Pursuant to the employment agreement with Mr. Butler, the value of the Supplemental Plan and Special Retirement Benefits will be paid as a single lump sum rather than as an annuity if his termination date occurs within two years following a change in control that qualifies under Section 1.409A of the Treasury Regulations. Pursuant to the employment agreement with Mr. Olivier, a lump sum payment of $2,050,000, offset by the value of benefits from the Retirement Plan, would be payable to Mr. Olivier upon termination following a Change in Control. Pension amounts reflected in the table are present values at the end of 2008 of benefits payable to each Named Executive Officer upon termination Except for the benefits payable to Messrs. Butler and Olivier, all benefits are annuities calculated as described in Notes 1 and 2 to the Pension Benefits Table appearing on page 52, above.

(7)	Represents the Deferral Plan account balance of each Named Executive Officer accrued as of the end of 2008.

(8)
Represents the costs to the company estimated by our benefits consultants as of the end of 2008 of providing post-employment welfare benefits to the Named Executive Officers beyond those benefits that would be provided to a nonexecutive employee upon involuntary termination. Each of Messrs. Shivery, McHale and Butler is entitled to receive active health benefits and the cash value of company-paid active long-term disability and life insurance benefits for three years under the terms of his respective employment agreement. Each of Messrs. Shivery and Olivier is entitled to receive retiree health benefits under his respective employment agreement. Under his respective employment agreement, each of Messrs. McHale and Butler is entitled to receive retiree health benefits if adding three years of age and service would have made the executive eligible under the Retirement Plan. Mr. Olivier and Ms. LaVecchia participate in the SSP and are eligible for two years of active health benefits continuation. For all health and welfare benefits provided in excess of those provided to employees in general, executives receive payments to offset the taxes incurred on such benefits. Six months of company-paid COBRA benefits are generally made available to all employees whose employment terminates involuntarily without cause. As a result, the amounts reported in the table for Messrs. Shivery, McHale, and Butler represent (a) the value of 30 months of employer contributions toward active health, long-term disability, and life insurance benefits, plus (b) the value of lifetime retiree health coverage, plus (c) tax gross-up payments thereon. The amount reported in the table for Mr. Olivier represents (a) the value of 18 months of employer contributions toward active health benefits, plus (b) the value of lifetime retiree health coverage, plus (c) tax gross-up payments thereon. The amount reported in the table for Ms. LaVecchia represents (a) the value of 18 months of employer contributions toward active health benefits, plus (b) tax gross-up payments thereon.

(9)	Represents the cost to us of reimbursing fees for financial planning and tax preparation services to Messrs. Shivery, McHale, and Butler for three years.

(10)
Represents payments made to offset costs to Messrs. Shivery, McHale, and Butler associated with certain excise taxes under Section 280G and Section 4999 of the Internal Revenue Code. Employees may be subject to certain excise taxes under Section 280G and Section 4999 if they receive payments and benefits related to a termination following a Change of Control that exceed specified Internal Revenue Service limits. Employment agreements with each Named Executive Officer except Mr. Olivier and Ms. LaVecchia provide for a grossed-up reimbursement of these excise taxes. The amounts in the table are based on the Section 4999 excise tax rate of 20%, the statutory federal income tax withholding rate of 35%, the Connecticut state income tax rate of 5%, and the Medicare tax rate of 1.45%.

(11)
Represents payments made as consideration for each Named Executive Officer’s agreement not to compete with the company following termination of employment. Agreements with each Named Executive Officer provide for a lump-sum payment in an amount equal to their annual salary plus their annual incentive award at target. These payments do not replace, offset or otherwise affect the calculation or payment of the annual incentive awards.

(12)
Represents severance payments to each Named Executive Officer paid in addition to the non-compete agreement payments described in note (11). For Messrs. Shivery, McHale, and Butler, this payment is an amount equal to two-times actual base salary paid in 2008 plus annual incentive award at target. For Mr. Olivier and Ms. LaVecchia, this payment is an amount equal to their actual base salary paid in 2008 plus their annual incentive award at target. These payments do not replace, offset or otherwise affect the calculation or payment of the annual incentive awards.

TRUSTEE COMPENSATION

The Compensation Committee determines compensation for the Trustees based on competitive market practices for the total value of compensation and the allocation of cash and equity. The Committee uses data obtained from similarly-sized general industry companies as guidelines for setting Trustee compensation. The compensation elements consist of an annual retainer, meeting fees and equity grants in the form of RSUs. The level of Trustee compensation established by the Committee enables us to attract Trustees who have a broad range of backgrounds and experiences.

We pay an annual retainer to each Trustee who is not employed by us or our subsidiaries. We pay an additional retainer to our Lead Trustee and the Chairs of each of the Audit, Compensation, Corporate Responsibility, Corporate Governance and Finance Committees. Each retainer is paid in four equal quarterly installments. We pay one-half of the value of the retainers payable to the Chairs of each of the Audit and Compensation Committees in the form of common shares. The following table sets forth the amounts of non-employee Trustee retainers for 2008:

Annual
Retainer	Amount

Annual Retainer (all Trustees)	$45,000
Lead Trustee	$50,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Corporate Responsibility Committee Chair	$7,500
Corporate Governance Committee Chair	$7,500
Finance Committee Chair	$10,000

During 2008, we paid each non-employee Trustee $1,500 for attendance in person or by telephone at each meeting of the full Board and each committee on which he or she served.

Under the Northeast Utilities Incentive Plan, each non-employee Trustee is eligible to receive share-based grants during each calendar year. In January 2008, each non-employee Trustee was granted 3,000 RSUs under the Incentive Plan, all of which vested on the one year anniversary of the date of grant. We distributed common shares in respect of these RSUs in January 2009.

Before 2007, we distributed common shares in respect of only one-half of RSUs granted to non-employee Trustees upon vesting. We deferred the distribution of common shares with respect to the remaining one-half of the RSUs until the earlier of four years after the vesting date or the month following the month in which a Trustee ceased to serve on the Board. In 2007, the Board adopted share ownership guidelines applicable to the non-employee Trustees and eliminated the distribution deferral provision for RSUs. However, on or before December 31, 2007, Trustees were entitled to make an irrevocable election to continue to defer distribution of common shares upon vesting of RSUs until four years after the vesting date. As a result, unless a Trustee elected to defer distribution of common shares, we distributed in January 2008 common shares in respect of previously vested RSUs for which distribution had been deferred. The share ownership guidelines require Trustees to attain ownership of 7,500 common shares and/or RSUs that have a fair market value equal to approximately five times the value of the current annual retainer by January 2012; provided, however, that Trustees who join the Board after January 1, 2007 will be required to attain ownership of such shares no later than five years from January 1 of the year succeeding their date of election to the Board. All of the current Trustees exceed the required share ownership threshold except for Mr. Clarkeson, who was elected as a Trustee at our 2008 Annual Meeting of Shareholders.

Prior to the beginning of each calendar year, non-employee Trustees may irrevocably elect to receive all or any portion of their retainers and fees in the form of common shares. Pursuant to the Northeast Utilities Deferred Compensation Plan for Trustees, each Trustee may also irrevocably elect to defer receipt of all or a portion of cash and/or equity compensation, including RSUs issued under the Incentive Plan. Deferred funds are credited with interest at the rate set forth in Section 37-1 of the Connecticut General Statutes, which rate was 8% for all of 2008. Deferred compensation is payable either in a lump sum or in one to five annual installments in accordance with the Trustee’s prior election.

A non-employee Trustee who performs additional Board-related services in the interest of Northeast Utilities or any of its subsidiaries upon the request of either the Board or the Chairman of the Board is entitled to receive additional compensation equal to $750 per half-day plus reasonable expenses. In addition, we pay travel-related expenses for spouses of Trustees who attend Board functions. The Internal Revenue Service considers payment of travel expenses for a Trustee’s spouse to be imputed income to the individual Trustee. As a result, during 2008, we provided each Trustee with a gross-up payment in an amount sufficient to pay the income tax liability for the imputed income attributable to such travel expenses. Effective January 1, 2009, we discontinued tax gross-up payments in connection with spousal travel expenses.

The table below sets forth all compensation paid or accrued by each non-employee Trustee in 2008.

					Change in
					Pension Value
					and Non-
					Qualified
	Fees Earned				Deferred	All Other
	or Paid in	Stock	Option	Non-Equity	Compensation	Compen-
	Cash	Awards	Awards	Incentive	Earnings	sation	Total
Trustee	(1) ($)	(2) ($)	(3) ($)	Compensation ($)	(4) ($)	(5) ($)	($)
Richard H. Booth	116,500	92,520	—	—	—	441	209,461
John S. Clarkeson	65,250	92,520	—	—	—	546	158,316
Cotton M. Cleveland	108,000	92,520	—	—	15,642	—	216,162
Sanford Cloud, Jr.	115,500	92,520	—	—	1,404	592	210,016
James F. Cordes	114,000	92,520	—	—	3,098	1,424	211,042
E. Gail de Planque	129,750	100,020	—	—	—	2,143	231,913
John G. Graham	120,500	102,520	—	—	11,983	763	235,766
Elizabeth T. Kennan	179,000	92,520	—	—	—	22	271,542
Kenneth R. Leibler	112,500	92,520	—	—	—	1,024	206,044
Robert E. Patricelli	106,500	92,520	—	—	—	418	199,438
John F. Swope	103,500	92,520	—	—	—	—	196,020

(1)
Represents the aggregate dollar amount of all fees earned or paid in cash, including annual retainer fees, committee and/or committee chair fees, and meeting attendance fees. Also includes the amount of cash compensation deferred at the election of the Trustee. For the fiscal year ended December 31, 2008, Ms. Cleveland deferred receipt of 75% of her board retainer and Mr. Graham deferred receipt of all of his retainer and meeting fees.

(2)
Represents the aggregate dollar amount of RSU grants expensed in 2008 under generally accepted accounting principles. Each trustee received a grant of 3,000 restricted share units on January 2, 2008 at a grant date fair value of $92,520 which grant vested on January 10, 2009. We paid one-half of the retainers for the Chair of the Compensation Committee and the Chair of the Audit Committee in cash. We paid the balance of these retainers in common shares with a grant date fair value equal to one-half of the amount of the retainer on the payment dates. The amounts reported for Dr. de Planque and Mr. Graham include the grant date fair value of these common shares. For Dr. de Planque, the amount includes one-half of the retainer paid to her as Chair of the Compensation Committee during 2008, or $7,500, which was equal to the grant date market value of 283 common shares. For Mr. Graham, the amount includes one-half of the retainer paid to him as Chair of the Audit Committee during 2008, or $10,000, which was equal to the grant date market value of 374 common shares. Mr. Graham deferred the receipt of these shares in accordance with the provisions of the Northeast Utilities Deferred Compensation Plan for Trustees. In addition, outstanding RSU grants were increased by dividend-equivalents on the amount of those RSUs. These dividend-equivalents are subject to the same restrictions as the underlying RSUs. Total grants and options held by our Trustees on December 31, 2008 were as follows:

	Grant Awards	Option Awards
	Outstanding on	Outstanding on
Trustee	December 31, 2008	December 31, 2008
Richard H. Booth	21,960	5,000
John S. Clarkeson	3,052	—
Cotton M. Cleveland	19,908	7,500
Sanford Cloud, Jr.	9,321	—
James F. Cordes	14,985	5,000
E. Gail de Planque	6,611	7,500
John G. Graham	23,779	—
Elizabeth T. Kennan	22,421	—
Kenneth R. Leibler	3,901	—
Robert E. Patricelli	3,101	7,500
John F. Swope	18,870	7,500

All options are vested. Dr. Kennan and Messrs. Clarkeson, Cloud, Graham and Leibler did not hold options to purchase common shares at December 31, 2008. All equity holdings are reported in the table captioned “Common Stock Ownership of Trustees and Management” appearing on page 18 of this Proxy Statement. Assumptions used in the calculation of this amount appear under the caption entitled “Management’s Discussion and Analysis and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Forfeitures are estimated, and the compensation cost of the restricted share unit awards will be reversed if the non-employee Trustee does not remain a Trustee throughout the one-year vesting period.

(3)	We did not grant options to non-employee Trustees in 2008. We have not granted stock options since 2002.

(4)
Reflects the difference between the interest earned on amounts deferred by non-employee Trustees under the NU Deferred Compensation Plan for Trustees calculated at 120% of the Internal Revenue Service prescribed applicable monthly long-term federal rate which represents a market rate of return. We do not provide pension benefits to our non-employee Trustees.

(5)
Reflects tax gross-ups paid to our non-employee Trustees for expenses of attending board meetings including travel-related expenses for spouses of Trustees who attended Board functions. Effective January 1, 2009, we discontinued tax gross-up payments in connection with spousal travel expenses.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Trustees and executive officers of Northeast Utilities and persons who beneficially own more than ten percent of the outstanding common shares of Northeast Utilities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. As a practical matter, we assist our Trustees and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based on such reports and the written representations of our Trustees and executive officers, we believe that for the year ended December 31, 2008, all such reporting requirements were complied with in a timely manner, except that a disposition by Mr. Olivier, one of our Named Executive Officers, of common shares associated with an in-service distribution of deferred compensation was not timely reported on Form 4 due to administrative oversight.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF AUDITORS

The independent registered public accounting firm of Deloitte & Touche LLP was selected by the Audit Committee to serve as independent auditors of Northeast Utilities and its subsidiaries for 2008. Our shareholders ratified the selection of Deloitte & Touche LLP as the independent auditors for Northeast Utilities and its subsidiaries at the 2008 Annual Meeting of Shareholders. Pursuant to the recommendation of the Audit Committee, the Board of Trustees now recommends that shareholders ratify the selection by the Audit Committee of Deloitte & Touche LLP to conduct an audit of Northeast Utilities and its subsidiaries for 2009. Our Declaration of Trust does not require that our shareholders ratify the selection of independent auditors. The Board is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification as a matter of good corporate practice. Whether or not the selection of Deloitte & Touche LLP is ratified by our shareholders, the Audit Committee may, in its discretion, change the selection at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders. This is consistent with the responsibilities of the Audit Committee as outlined in its charter.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Shareholders. They will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions raised by shareholders at the meeting.

The affirmative vote of a majority of those votes cast at the meeting is required to ratify the selection of Deloitte & Touche LLP.

The Board of Trustees recommends that shareholders vote FOR this proposal.

RELATIONSHIP WITH INDEPENDENT AUDITORS

Pre-Approval of Services Provided by Principal Auditors

The Audit Committee has established policies and procedures regarding the pre-approval of services provided by the principal auditors. Those policies and procedures delegate pre-approval of services to the Audit Committee Chair and/or Vice Chair provided that such offices are held by Trustees who are “independent” within the meaning of the Sarbanes-Oxley Act of 2002 and that all such pre-approvals are presented to the Audit Committee at the next regularly scheduled meeting of the Committee.

Fees Paid to Principal Auditor

We paid Deloitte & Touche LLP fees aggregating $3,053,830 and $3,108,754 for the years ended December 31, 2008 and 2007, respectively, comprised of the following:

1.	Audit Fees

The aggregate fees billed to us and our subsidiaries by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the Deloitte Entities), for audit services rendered for the years ended December 31, 2008 and 2007 totaled $2,914,830 and $2,789,900, respectively. The audit fees were incurred for audits of our annual consolidated financial statements and those of our subsidiaries, reviews of financial statements included in our Quarterly Reports on Form 10-Q and those of our subsidiaries, comfort letters, consents and other costs related to registration statements and financings. The fees also included audits of internal controls over financial reporting as of December 31, 2008 and 2007, as well as auditing the implementation of new accounting standards and the accounting for new contracts.

2.	Audit Related Fees

The aggregate fees billed to us and our subsidiaries by the Deloitte Entities for audit related services rendered for the years ended December 31, 2008 and 2007 totaled $117,500 and $260,000, respectively, primarily related to the examination of management’s assertions about the securitization subsidiaries of The Connecticut Light and Power Company, Public Service Company of New Hampshire and Western Massachusetts Electric Company. The 2007 fees also included the audits of our various employee benefit plans.

3.	Tax Fees

The aggregate fees billed to us and our subsidiaries by the Deloitte Entities for tax services for the years ended December 31, 2008 and 2007 totaled $20,000 and $57,354, respectively. These services related solely to reviews of tax returns. There were no services related to tax advice or tax planning.

4.	All Other Fees

The aggregate fees billed to us and our subsidiaries by the Deloitte Entities for services other than the services described above totaled $1,500 for each of the years ended December 31, 2008 and 2007, consisting of a license fee for access to an accounting research database.

The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent auditors, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate its authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. During 2008, the only audit related services provided by the Deloitte Entities that were not pre-approved by the Audit Committee were de minimis services: (i) for work paper review and other work related to transitioning the audit of our employee benefit plans to a different firm, for which the Deloitte Entities received a fee of $2,500; and (ii) provided in rendering an agreed upon procedures certificate as required by a bond indenture, for which the Deloitte Entities received a fee of $5,000. The Audit Committee approved these de minimis services prior to the completion of the financial statement audit. The Deloitte Entities did not provide any other services that were not pre-approved by the Audit Committee.

The Audit Committee has considered whether the provision by the Deloitte Entities of the non-audit services described above was allowed under Rule 2-01(c)(4) of Regulation S-X and was compatible with maintaining auditor independence and has concluded that the Deloitte Entities were and are independent of us in all respects.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is solely responsible for oversight of the relationship of Northeast Utilities with our independent auditors on behalf of the Board of Trustees. As part of its responsibilities, during 2008, the Audit Committee:

•
Received from the independent auditors the written disclosure, including the letter from the independent auditors required by the Independence Standards Board Standard No. 1 and has discussed these matters and the independent auditors’ independence with the independent auditors as required by the Securities and Exchange Commission independence rules, Rule 2-01 of Regulation S-X;

•	Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61; and

•	Reviewed and discussed the audited consolidated financial statements of Northeast Utilities for the years ended December 31, 2008 and 2007 with management.

The Board of Trustees and the Audit Committee are aware of the requirements of the Sarbanes-Oxley Act of 2002, the related increased scrutiny of financial statement disclosures of publicly held companies and the related rulemaking issued by the Securities and Exchange Commission. The Audit Committee has discussed the appropriateness and adequacy of disclosures in the consolidated financial statements with management and the independent auditors in light of this guidance.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Trustees that the audited consolidated financial statements be included in Northeast Utilities’ Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

The Committee has directed the preparation of this report and has approved its content and submission to shareholders.

Respectfully submitted,

John G. Graham (Chair)
Richard H. Booth (Vice Chair)
James F. Cordes
Elizabeth T. Kennan
Kenneth R. Leibler
John F. Swope

Dated: February 17, 2009

OTHER MATTERS

The Board of Trustees knows of no matters other than the foregoing to come before the meeting. However, if any other matters come before the meeting, the persons named in the enclosed proxy will vote in their discretion with respect to such other matters.

By Order of the Board of Trustees,

SAMUEL K. LEE
Secretary and Deputy General Counsel

ANNUAL REPORT TO SHAREHOLDERS AND
ANNUAL REPORT ON FORM 10-K

Northeast Utilities’ Annual Report to Shareholders for the year ended December 31, 2008, including financial statements, is being mailed with or prior to this Proxy Statement. We will mail an additional copy of the Annual Report to any shareholder upon request. We will provide shareholders with a copy of our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission on February 27, 2009, including the financial statements and schedules thereto, without charge, upon receipt of a written request sent to:

O. Kay Comendul
Assistant Secretary
Northeast Utilities
Post Office Box 270
Hartford, Connecticut 06141-0270

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ITEMS 1 AND 2.

Please mark your votes as indicated in this example [X]

	FOR ALL	WITHHELD FOR ALL	EXCEPTIONS*
1. ELECTION OF TRUSTEES	☐	☐	☐

Nominees:

1 Richard H. Booth	7 John G. Graham
2 John S. Clarkeson	8 Elizabeth T. Kennan
3 Cotton M. Cleveland	9 Kenneth R. Leibler
4 Sanford Cloud, Jr.	10 Robert E. Patricelli
5 James F. Cordes	11 Charles W. Shivery
6 E. Gail de Planque	12 John F. Swope

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name(s) in the space provided below.

***Exceptions** ______________________________

	FOR	AGAINST	ABSTAIN
2. VOTE TO RATIFY THE SELECTION OF INDEPENDENT AUDITORS FOR 2009	☐	☐	☐

To ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for 2009

In the discretion of the persons named in this proxy, upon such other matters that may properly come before the Annual Meeting or any adjournment thereof

I Will Attend Meeting ☐

Mark Here for Address Change or Comments SEE REVERSE ☐

Signature ______________________ Signature ______________________ Date ____________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Northeast Utilities

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders

The Proxy Statement and the 2008 Annual Report to Shareholders are available at:

http://bnymellon.mobular.net/bnymellon/nu

INTERNET

http://www.eproxy.com/nu

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-580-9477

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

46355-bl

PROXY

NORTHEAST UTILITIES

ANNUAL MEETING OF SHAREHOLDERS – MAY 12, 2009

THIS PROXY IS SOLICITED BY THE BOARD OF TRUSTEES OF THE COMPANY

The undersigned appoints CHARLES W. SHIVERY and ELIZABETH T. KENNAN, and each of them, proxies of the undersigned, with power to act without the other and full power of substitution, to act for and to vote all common shares of Northeast Utilities that the undersigned would be entitled to cast if present in person at the 2009 Annual Meeting of Shareholders of Northeast Utilities to be held on May 12, 2009, and at any postponement or adjournment thereof, upon the matters indicated below.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

▲ FOLD AND DETACH HERE ▲

46355-bl

Dear NUSCO 401K Shareholder,

Thank you for your investment in Northeast Utilities. We have enclosed your 2008 NU annual report and your shareholder proxy materials. Next year, you could receive these materials earlier, reduce environmental waste and reduce our company’s costs by registering to receive the annual report and shareholder proxy materials by e-mail.

You’ll also be helping in the restoration of the American chestnut tree while giving yourself the ability to vote your proxy shares in a matter of minutes over the Web.

The advantages of e-mail delivery are clear:

•	Speed: Through an e-mail link, obtain access to your NU annual report and proxy materials up to four weeks earlier than if you wait for bulk mail delivery.
•	Convenience: Vote easily online and without filling out paperwork. As always, voting your NUSCO 401K Plan shares will be confidential and secure. Employees with NU shares in multiple accounts will no longer receive multiple copies of proxies and annual reports.
•	Savings: Hard copy materials cost $5 per shareholder to produce and mail compared to 35 cents for electronic delivery.
•	Environmental Stewardship: In addition to eliminating the need for paper, ink and energy to print the annual report and proxy, for every NU employee that registers for e-mail delivery, NU will donate $5 to The American Chestnut Foundation, an organization devoted to restoration of the American chestnut tree.
•	Targeted delivery: You have the choice to send your materials to your home or work e-mail address, whichever is more convenient for you.

Registration is not difficult and it will take just a few minutes by going to the following Web site: www.econsent.com/NU. You can sign up for e-mail delivery now. You will need your social security number to register.

If e-mail delivery fails, we will send you printed copies of the annual report and proxy materials. Once you sign up, you will automatically receive the annual report and shareholder proxy materials by e-mail in future years. However, you are free to reverse your decision at any time.

NU does not impose any additional cost for participating in this program. However, accessing your NU materials from your home may result in charges to you from your Internet service provider and/or the phone company.

I urge you to consider the advantages of e-mail delivery for you, the company and the environment, and register today. Thank you for your consideration of this worthwhile initiative. If you have additional questions, please contact NU’s Investor Relations team at 1-860-665-3249 or 1-860-665-5154.

Jeff Kotkin
Vice President, Investor Relations